Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Huntsman Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Huntsman Corporation and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, members’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2004.  Our audits also included the financial statement schedules I and II on pages 47 through 49. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman Corporation and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements of Huntsman Corporation presented herein, the consolidated financial statements reflect the financial position and results of operations and cash flows as if Huntsman Holdings LLC and Huntsman Corporation were combined for all periods presented.

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of computing depreciation for certain assets effective January 1, 2003. In addition, the Company adopted Statements of Financial Accounting Standards Nos. 141 and 142 effective January 1, 2002.

/s/ Deloitte & Touche LLP

Houston, Texas

March 14, 2005 (September 21, 2005 as to the effects of the discontinued operations described in Note 27)

CONSOLIDATED
BALANCE SHEETS

	December 31,
(Dollars in Millions)	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$243.2	$197.8
Restricted cash	8.9	10.5
Accounts and notes receivables (net of allowance for doubtful accounts of $25.8 and $26.5, respectively)	1,528.3	1,096.1
Accounts receivable from affiliates	12.1	6.6
Inventories	1,253.9	1,039.3
Prepaid expenses	45.0	39.6
Deferred income taxes	11.9	14.7
Other current assets	95.8	108.3
Total current assets	3,199.1	2,512.9
Property, plant and equipment, net	5,150.9	5,079.3
Investment in unconsolidated affiliates	170.9	158.0
Intangible assets, net	245.6	316.8
Goodwill	3.3	3.3
Deferred income taxes	34.5	28.8
Notes receivable from affiliates	23.6	25.3
Other noncurrent assets	608.6	613.0
Total assets	$9,436.5	$8,737.4
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$992.0	$812.0
Accounts payable to affiliates	30.6	20.1
Accrued liabilities	782.1	702.0
Deferred income taxes	10.8	15.1
Current portion of long-term debt	37.5	135.8
Current portion of long-term debt—affiliates	—	1.3
Total current liabilities	1,853.0	1,686.3
Long-term debt	6,221.1	5,737.5
Long-term debt—affiliates	40.9	35.5
Deferred income taxes	217.9	234.8
Other noncurrent liabilities	745.3	584.7
Total liabilities	9,078.2	8,278.8
Minority interests in common stock of consolidated subsidiary	36.8	30.5
Warrants issued by consolidated subsidiary	128.7	128.7
Redeemable preferred members’ interest	574.8	487.1
Commitments and contingencies (Notes 20 and 22)
Stockholders’ equity (deficit):
Preferred members’ interest (liquidation preference of $513.3)	195.7	194.4
Common members’ interest:
Class A units, 10,000,000 issued and outstanding, no par value	—	—
Class B units, 10,000,000 issued and outstanding, no par value	—	—
Additional paid-in capital	712.5	800.2
Accumulated other comprehensive income	181.0	61.2
Accumulated deficit	(1,471.2)	(1,243.5)
Total stockholders’ deficit	(382.0)	(187.7)
Total liabilities and stockholders’ deficit	$9,436.5	$8,737.4

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
(Dollars in Millions)	2004	2003	2002
Revenues:
Trade sales	$11,378.5	$6,927.9	$2,494.8
Related party sales	47.9	90.7	166.2
Total revenues	11,426.4	7,018.6	2,661.0
Cost of goods sold	10,022.0	6,308.2	2,421.0
Gross profit	1,404.4	710.4	240.0
Expenses:
Selling, general and administrative	694.8	482.8	151.9
Research and development	83.0	65.6	23.8
Other operating income	(80.9)	(55.0)	(1.0)
Restructuring and plant closing costs (credits)	299.3	37.9	(1.0)
Total expenses	996.2	531.3	173.7
Operating income	408.2	179.1	66.3
Interest expense	(607.2)	(428.3)	(195.0)
Interest (expense) income—affiliate	(5.4)	19.2	13.1
Loss on sale of accounts receivable	(15.6)	(20.4)	—
Equity in income (losses) of investment in unconsolidated affiliates	4.0	(37.5)	(31.4)
Other expense	(25.8)	—	(7.6)
Loss from continuing operations before income tax benefit, minority interest and accounting change	(241.8)	(287.9)	(154.6)
Income tax (benefit) expense	(29.1)	30.8	8.5
Loss from continuing operations before minority interest and accounting change	(212.7)	(318.7)	(163.1)
Minority interest in subsidiaries’ (income) loss	(7.2)	1.5	(28.8)
Loss from continuing operations before accounting change	(219.9)	(317.2)	(191.9)
Loss from discontinued operations, net of tax	(7.8)	(2.6)	—
Loss before accounting change	(227.7)	(319.8)	(191.9)
Cumulative effect of accounting change	—	—	169.7
Net loss	(227.7)	(319.8)	(22.2)
Preferred members’ interest dividend	(87.7)	(74.3)	(17.8)
Net loss available to common stockholders	$(315.4)	$(394.1)	$(40.0)
Net loss	$(227.7)	$(319.8)	$(22.2)
Other comprehensive income	70.5	241.6	10.2
Comprehensive loss	$(157.2)	$(78.2)	$(12.0)
Basic and diluted loss per share:
Loss from continuing operations before accounting change	$(1.40)	$(1.78)	$(0.95)
Loss from discontinued operations, net of tax	(0.03)	(0.01)	—
Cumulative effect of accounting change	—	—	0.77
Net loss	$(1.43)	$(1.79)	$(0.18)

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF
STOCKHOLDERS’ EQUITY (DEFICIT)

			Class A	Class B			Accumulated		Mandatorily
		Preferred	Common	Common	Additional		Other		Redeemable
	Common	Members’	Members’	Members’	Paid-In	Accumulated	Comprehensive		Preferred
(Dollars in Millions)	Stock	Interest	Interest	Interest	Capital	Deficit	Income (Loss)	Total	Members’ Interest
Balance, January 1, 2002	$181.0	$100.0	$—	$—	$—	$(901.5)	$(141.3)	$(761.8)	$—
Recapitalization and member contribution for/of:
Initial capitalization of Huntsman Holdings	(181.0)	(100.0)	—	—	274.0	—	—	(7.0)	7.0
Exchange of debt for equity	—	—	—	—	361.7	—	—	361.7	391.4
Expense of exchange of debt	—	—	—	—	(4.9)	—	—	(4.9)	(5.2)
Acquisition of minority interests in affiliates (Note 1)	—	—	—	—	71.1	—	—	71.1	—
Notes receivable from HIH and payable to ICI	—	—	—	—	169.7	—	—	169.7	—
Cash contribution	—	—	—	—	3.4	—	—	3.4	—
Net loss	—	—	—	—	—	(22.2)	—	(22.2)	—
Other comprehensive income							10.2	10.2	1.8
Dividends accrued on mandatorily redeemable preferred members’ interest	—	—	—	—	(17.8)	—	—	(17.8)	17.8
Balance, December 31, 2002	—	—	—	—	857.2	(923.7)	(131.1)	(197.6)	412.8
Acquisition of subsidiary at less carrying amount	—	—	—	—	19.5	—	—	19.5	—
Distribution to member	—	—	—	—	(2.2)	—	—	(2.2)	—
Preferred shares issued in exchange for investment in Advanced Materials	—	194.4	—	—	—	—	—	194.4	—
Net loss	—	—	—	—	—	(319.8)	—	(319.8)	—
Other comprehensive income	—	—	—	—	—	—	241.6	241.6	—
Accumulated other comprehensive loss of HIH at May 1, 2003 (date of consolidation)	—	—	—	—	—	—	(49.3)	(49.3)	—
Dividends accrued on mandatorily redeemable preferred members’ interest	—	—	—	—	(74.3)	—	—	(74.3)	74.3
Balance, December 31, 2003	—	194.4	—	—	800.2	(1,243.5)	61.2	(187.7)	487.1
Net loss	—	—	—	—	—	(227.7)	—	(227.7)	—
Purchase accounting adjustment	—	1.3	—	—	—	—	49.3	50.6	—
Other comprehensive income	—	—	—	—	—		70.5	70.5	—
Dividends accrued on redeemable preferred members’ interest	—	—	—	—	(87.7)	—	—	(87.7)	87.7
Balance, December 31, 2004	$—	$195.7	$—	$—	$712.5	$(1,471.2)	$181.0	$(382.0)	$574.8

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF
CASH FLOWS

	Year Ended December 31,
(Dollars in Millions)	2004	2003	2002
Cash Flows From Operating Activities:
Net loss	$(227.7)	$(319.8)	$(22.2)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Cumulative effect of accounting change	—	—	(169.7)
Equity in (income) losses of investment in unconsolidated affiliates	(4.0)	37.5	31.4
Depreciation and amortization	536.8	353.4	152.7
Provision for losses on accounts receivable	0.7	11.3	(1.8)
Non-cash restructuring and plant closing charges (credits)	138.0	9.7	(5.3)
Loss (gain) on disposal of plant and equipment	2.4	2.4	0.5
Loss on early extinguishment of debt	25.6	—	6.7
Noncash interest expense	160.6	111.8	7.6
Noncash interest on affiliate debt	5.4	(21.1)	(13.1)
Deferred income taxes	(64.5)	(3.6)	—
Unrealized gains on foreign currency transactions	(111.7)	(58.3)	—
Minority interests in subsidiaries income (loss)	6.2	(1.5)	28.8
Other	(13.0)	—	—
Changes in operating assets and liabilities (net of acquisitions):
Accounts and notes receivables	(200.4)	81.0	(48.2)
Change in receivables sold, net	(90.0)	(11.5)	—
Inventories	(158.9)	87.8	1.3
Prepaid expenses	31.0	(2.8)	(12.3)
Other current assets	45.4	(15.9)	—
Other noncurrent assets	(49.0)	(24.3)	(6.4)
Accounts payable	49.8	(71.5)	56.9
Accrued liabilities	91.4	71.5	67.5
Other noncurrent liabilities	6.7	(10.7)	14.3
Net cash provided by operating activities	180.8	225.4	88.7
Investing Activities:
Capital expenditures	(226.6)	(191.0)	(70.2)
Proceeds from sale of plant & equipment	5.2	0.3	—
Cash paid for intangible asset	—	(2.3)	—
Advances to unconsolidated affiliates	(21.9)	(7.8)	(7.5)
Net borrowings under revolving loan facilities	2.1	—	—
Net cash received from unconsolidated affiliates	8.6	—	—
Acquisition of minority interest	—	(286.0)	—
Loans and other assets	1.0	—
Change in restricted cash	1.6	(1.4)	53.2
Cash portion of AdMat acquisition	—	(397.6)	—
Purchase of Vantico senior notes	—	(22.7)	—
Net cash used in investing activities	$(230.0)	$(908.5)	$(24.5)

	Year Ended December 31,
(Dollars in Millions)	2004	2003	2002
Financing Activities:
Net borrowings (repayment) under revolving loan facilities	$113.8	$(201.4)	$32.1
Net (repayment) borrowings on overdraft	(10.6)	7.5	—
Repayment of long-term debt	(2,489.4)	(426.6)	(121.6)
Proceeds from long-term debt	2,515.3	1,288.6	—
Repayment of note payable	(19.6)	(105.7)	—
Proceeds from issuance of subsidiary warrants	—	130.0	—
Cash paid for reacquired subsidiary warrants	—	(1.3)	—
Proceeds from subordinated note issued to an affiliated entity	—	—	—
Shares of subsidiary issued to minority interests for cash	5.4	1.7	—
Cost of raising subsidiary equity capital	—	(10.1)	—
Debt issuance costs	(35.5)	(58.2)	(16.6)
(Distribution to) capital contribution from members	—	(2.2)	5.2
Cash contributed to subsidiary later exchanged for preferred tracking stock	—	164.4	—
Repayments of senior notes	(333.4)	—	—
Issuance of senior notes	354.5	—	—
Cash acquired in acquisition of equity method affiliate	—	—	7.9
Costs of early extinguishment of debt	(17.0)	—	—
Net cash provided by (used in) financing activities	83.5	786.7	(93.0)
Effect of exchange rate changes on cash	11.1	9.5	3.6
Increase (decrease) in cash and cash equivalents	45.4	113.1	(25.2)
Cash and cash equivalents at beginning of period	197.8	22.5	47.7
Cash and cash equivalents of HIH at May 1, 2003 (date of consolidation)	—	62.2	—
Cash and cash equivalents at end of period	$243.2	$197.8	$22.5
Supplemental cash flow information:
Cash paid for interest	$455.6	$263.9	$104.4
Cash paid for (received from) income taxes	29.2	8.4	(1.5)

See accompanying notes to consolidated financial statements.

NOTES

TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

Description of Business

Huntsman Corporation (the “Company” and, unless the context otherwise requires, including its predecessors and subsidiaries) is a global manufacturer and marketer of differentiated and commodity chemicals. The Company produces a wide range of products for a variety of global industries, including the chemical, plastics, automotive, aviation, footwear, paints and coatings, construction, technology, agriculture, healthcare, consumer products, textile, furniture, appliance and packaging industries. The Company operates at facilities located in North America, Europe, Asia, Australia, South America and Africa. The Company’s business is organized into six reportable operating segments: Polyurethanes, Advanced Materials, Performance Products, Pigments, Polymers and Base Chemicals.

Certain Definitions

In this report, “HMP” refers to HMP Equity Holdings Corporation (a 100% owned subsidiary of the Company) and, unless the context otherwise requires, its subsidiaries, “HLLC” or “Huntsman LLC” refers to Huntsman LLC (a 100% owned subsidiary of HMP) and, unless the context otherwise requires, its subsidiaries, “Huntsman Polymers” refers to Huntsman Polymers Corporation (a 100% owned subsidiary of HLLC) and, unless the context otherwise requires, its subsidiaries, “Huntsman Specialty” refers to Huntsman Specialty Chemicals Corporation (a 100% owned subsidiary of HLLC), “HCCA” refers to Huntsman Chemical Company Australia Pty. Ltd. (a 100% owned indirect subsidiary of HLLC) and, unless the context otherwise requires, its subsidiaries, “HIH” refers to Huntsman International Holdings LLC (a subsidiary, which as of February 16, 2005, is owned 58% by the Company and 42% by Huntsman LLC) and, unless the context otherwise requires, its subsidiaries, “HI” refers to Huntsman International LLC (a 100% owned subsidiary of HIH) and, unless the context otherwise requires, its subsidiaries, “AdMat” refers to Huntsman Advanced Materials LLC (a 90.3% owned indirect subsidiary of the Company) and, unless the context otherwise requires, its subsidiaries, “Vantico” refers to Vantico Group S.A. (a 100% owned subsidiary of AdMat) and, unless the context otherwise requires, its subsidiaries, “Investments Trust” refers to HMP Equity Trust (59% holder of the common stock of the Company), “Huntsman Family Holdings” refers to Huntsman Family Holdings LLC (an owner with MatlinPatterson of Investments Trust), “MatlinPatterson” refers to MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners (Bermuda) L.P. and MatlinPatterson Global Opportunities Partners B L.P. (collectively, an owner with Huntsman Family Holdings of Investments Trust), and “ICI” refers to Imperial Chemical Industries PLC (a former indirect owner of certain of HIH’s membership interests) and its subsidiaries.

Company

The Company was formed in 2004 to hold, among other things, the equity interests of Huntsman LLC and AdMat. The formation was between entities under common control. The transfer of the net assets of Huntsman LLC and AdMat was recorded at historical carrying value. The consolidated financial statements of the Company presented herein reflect the financial position, results of operations and cash flows as if Huntsman LLC, AdMat and the Company were combined for all periods presented.

On February 16, 2005, the Company completed an initial public offering of 55,681,819 shares of its common stock sold by it and 13,579,546 shares of its common stock sold by a selling stockholder, in each case at a price to the public of $23 per share, and 5,750,000 shares of its 5% mandatory convertible preferred stock sold by it at a price to the public of $50 per share. Each share of preferred stock will be convertible into between approximately 1.77 and approximately 2.17 shares of the Company’s common stock, subject to anti-dilution adjustments, depending upon the trading price of its common stock prior to the third anniversary of the initial public offering. This will result in between approximately 10.2 million and approximately 12.5 million additional shares of the Company’s common stock outstanding upon conversion.

The net proceeds to the Company from its initial public offering of common and preferred stock were approximately $1,500 million, substantially all of which are being used to repay outstanding indebtedness of certain of the Company’s subsidiaries, including HMP, Huntsman LLC and HIH, as follows:

•                On February 16, 2005, the Company used $41.6 million of net proceeds from the offering to redeem in full the subordinated note due Horizon Ventures LLC.

•                On February 28, 2005, the Company used $1,216.7 million of net proceeds from the offering, along with $35.0 million in available cash, to redeem

•               all of the outstanding 15% senior secured discount notes due 2008 of HMP (the “HMP Senior Discount Notes”);

•               $452.3 million of the outstanding 13.375% senior discount notes due 2009 of HIH (the “HIH Senior Discount Notes”); and

•               $159.4 million of the outstanding 11.625% senior secured notes due 2010 of Huntsman LLC (the “HLLC Senior Secured Notes”).

•                On March 14, 2005, the Company expects to use $151.7 million of net cash proceeds from the offering to redeem the remaining outstanding HIH Senior Discount Notes, $78.0 million of the outstanding 11.5% senior notes due 2012 of Huntsman LLC (the “HLLC Senior Notes”) and to pay $7.8 million to HMP warrant holders for a consent fee pursuant to an amendment in connection with the Reorganization Transaction. On March 17, 2005, the Company expects to use $26.8 million of the net cash proceeds from the offering to redeem an additional $24.0 million of the HLLC Senior Notes.

In connection with the repayment of indebtedness discussed above, the Company expects to record a loss on early extinguishment of debt in the first quarter of 2005 of approximately $235 million.

In connection with the completion of its initial public offering, the Company consummated a reorganization transaction (the “Reorganization Transaction”). In the Reorganization Transaction, the Company’s predecessor, Huntsman Holdings, became its wholly owned subsidiary, and the existing beneficial holders of the common and preferred membership interests of Huntsman Holdings received shares of common stock in exchange for their interests.

As a result of the Company’s cash contributions that were used to redeem the HIH Senior Discount Notes and its contribution to HIH of the senior subordinated reset discount notes due 2009 of HIH that were originally issued to ICI (the “HIH Senior Subordinated Discount Notes”), the Company’s ownership interest in HIH increased from 40% to 58%, and, accordingly, Huntsman LLC’s interest in HIH decreased from 60% to 42%.

In connection with its initial public offering and as part of the Reorganization Transaction, the Company exercised its right under the outstanding warrants to purchase common stock of HMP (the “HMP Warrants”) to require that all the HMP Warrants and any shares of HMP equity securities issued upon exercise of the HMP Warrants be exchanged for newly issued shares of the Company’s common stock. Under the terms of the HMP Warrants, an aggregate of approximately 16.9 million shares of the Company’s common stock will be issued in exchange for the outstanding HMP Warrants on March 14, 2005.

Investments Trust holds approximately 59% of the Company’s common stock. Jon M. Huntsman and Peter R. Huntsman control the voting of the shares of the Company’s common stock held by Investments Trust. However, the shares of common stock held by Investments Trust will not be voted in favor of certain fundamental corporate actions without the consent of MatlinPatterson, through its representatives David J. Matlin or Christopher R. Pechock, and Jon M. Huntsman and Peter R. Huntsman have agreed to cause all of the shares of common stock held by Investments Trust to be voted in favor of the election to the Company’s board of directors of two nominees designated by MatlinPatterson.

The Company operates its businesses through three principal operating subsidiaries: Huntsman LLC, HIH and AdMat. Each of the Company’s principal operating subsidiaries is separately financed, its debt is non-recourse to the Company (with the exception of certain limited guarantees executed by the Company in connection with the construction financing of certain manufacturing facilities in China), and the Company has no contractual obligations to fund its respective operations. Moreover, the debt of Huntsman LLC is non-recourse to HIH and AdMat, the debt of HIH is non-recourse to Huntsman LLC and AdMat, and the debt of AdMat is non-recourse to Huntsman LLC and HIH.

HLLC Restructuring

Prior to September 30, 2002, Huntsman LLC was owned by members of the Huntsman family and by certain affiliated entities. On September 30, 2002, Huntsman LLC and its subsidiary, Huntsman Polymers, completed debt for equity exchanges (the “HLLC Restructuring”). Pursuant to the HLLC Restructuring, the Huntsman family contributed all their equity interests in Huntsman LLC and its subsidiaries, including minority interests acquired from Consolidated Press Holdings Limited (“Consolidated Press”) and the interests described in the second following paragraph, to the Company in exchange for equity interests in the Company. MatlinPatterson and Consolidated Press exchanged approximately $679 million in principal amount of Huntsman LLC’s outstanding subordinated notes and Huntsman Polymers’ outstanding senior notes they held into equity interests in the Company. There was also approximately $84 million in accrued interest that was cancelled as a result of the exchange. The net book value of the $763 million of principal and accrued interest, after considering debt issuance costs, was $753 million. The Company contributed its investment in Huntsman LLC to HMP.

In the HLLC Restructuring, the effective cancellation of debt was recorded as a capital contribution because MatlinPatterson and Consolidated Press received equity of the Company in exchange. The fair value of the equity received approximated the carrying value of the debt exchanged. No gain was recorded on the HLLC Restructuring.

As mentioned above, on September 30, 2002, the Company effectively acquired the following interests:

•                The remaining 20% interest in JK Holdings Corporation and the remaining 20% interest in Huntsman Surfactants Technology Corporation, both previously accounted for as consolidated subsidiaries;

•                The remaining 50% interest in Huntsman Chemical Australia Unit Trust (“HCA Trust”) and HCPH Holdings Pty Limited (“HCPH”), formerly accounted for as an investment in unconsolidated affiliates using equity method accounting; and

•                The remaining 19.9% interest in Huntsman Specialty Chemicals Holdings Corporation (“HSCHC”).

The Company accounted for the acquisition of the minority interests as an equity contribution with a value of $71.1 million (including cash of $7.9 million and net of debt assumed of $35.3 million).

Also related to the HLLC Restructuring, in June 2002, MatlinPatterson entered into an agreement with ICI (the “Option Agreement”). The Option Agreement provided BNAC, Inc. (“BNAC”), then a MatlinPatterson subsidiary, with an option to acquire the ICI subsidiary that held a 30% membership interest in HIH (the “ICI 30% Interest”) on or before May 15, 2003 upon the payment of $180 million plus accrued interest from May 15, 2002, and subject to completion of the purchase of the HIH Senior Subordinated Discount Notes. Concurrently, BNAC paid ICI $160 million to acquire the HIH Senior Subordinated Discount Notes, subject to certain conditions, including the obligation to make an additional payment of $100 million plus accrued interest to ICI. The HIH Senior Subordinated Discount Notes were pledged to ICI as collateral security for such additional payment. BNAC’s sole business purpose was to acquire both the HIH Senior Subordinated Discount Notes and the ICI 30% Interest, and to participate in the HLLC Restructuring.

In connection with the HLLC Restructuring, all the shares in BNAC were contributed to HMP. The Company caused BNAC to be merged into HMP. As a result of its merger with BNAC, HMP held the interests formerly held by BNAC in the HIH Senior Subordinated Discount Notes and the option to acquire the subsidiary of ICI that held the ICI 30% Interest. The HIH Senior Subordinated Discount Notes were valued at $273.1 million (including accrued interest of $13.2 million) and the note payable to ICI of $103.5 million (including accrued interest of $3.5 million) was recorded by the Company. The net contribution to HMP of $169.7 million (the $160 million paid by BNAC for the HIH Senior Subordinated Discount Notes plus net accrued interest) was accounted for as an equity contribution.

HIH Consolidation Transaction

Prior to May 9, 2003, the Company owned, indirectly, approximately 61% of the membership interests of HIH. The Company accounted for its investment in HIH on the equity method due to the significant management participation rights formerly granted to ICI pursuant to the HIH limited liability company agreement. On May 9, 2003, the Company’s indirect subsidiary, HMP, exercised the option under the Option Agreement and purchased the ICI subsidiary that held ICI’s 30% membership interest in HIH, and, at that time, HMP also purchased approximately 9% of the HIH membership interests held by institutional investors (the “HIH Consolidation Transaction”). The total consideration paid in connection with the HIH Consolidation Transaction was approximately $286 million. As a result of the HIH Consolidation Transaction, the Company (indirectly through HMP and its subsidiaries) owns 100% of the HIH membership interests. Accordingly, as of May 1, 2003, HIH is a consolidated subsidiary of the Company and is no longer accounted for on an equity basis.

The Company accounted for the acquisition using the purchase method. Accordingly, the results of operation and cash flows of the acquired interests were consolidated with those of the Company beginning in May 2003. During the second quarter of 2004, the Company finalized the allocation of the purchase price. As part of its final purchase price allocation, the Company valued the related pension liabilities, recorded deferred taxes and reclassified certain other amounts resulting in a corresponding increase in property, plant and equipment of approximately $286 million. The following is a summary of the final allocation of the purchase price to assets acquired and liabilities assumed (dollars in millions):

Current assets	$533.6
Property, plant and equipment, net	1,605.9
Noncurrent assets	194.5
Current liabilities	(344.3)
Long-term debt	(1,427.6)
Deferred taxes	(145.4)
Noncurrent liabilities	(130.7)
Cash paid for acquisition	$286.0

AdMat Acquisition

On June 30, 2003, the Company, MatlinPatterson, SISU Capital Ltd. (“SISU”), Huntsman Group Inc., and Morgan Grenfell Private Equity Limited (“MGPE”) completed a restructuring and business combination involving Vantico, whereby ownership of the equity of Vantico was transferred to AdMat in exchange for substantially all of the issued and outstanding Vantico senior notes (“Vantico Senior Notes”) and approximately $165 million of additional equity (the “AdMat Transaction”). The Company entered into the AdMat Transaction in order to expand its liquid epoxy resins product lines and to integrate its polyurethanes products into liquid epoxy resins. In connection with the AdMat Transaction, AdMat issued $250 million aggregate principal amount of its 11% senior secured notes due 2010 (the “AdMat Fixed Rate Notes”) and $100 million aggregate principal amount of its senior secured floating rate notes due 2008 at a discount of 2%, or for $98 million (the “AdMat Floating Rate Notes” and, collectively with the AdMat Fixed Rate Notes, the “AdMat Senior Secured Notes”). Proceeds from the issuance of the AdMat Senior Secured Notes, along with a portion of the additional equity, were used to purchase 100% of the Vantico senior secured credit facilities (the “Vantico Credit Facilities”). Also in connection with the AdMat Transaction, AdMat entered into a $60 million senior secured revolving credit facility (the “AdMat Revolving Credit Facility”). The AdMat Transaction was completed as follows:

•                MatlinPatterson and SISU, as holders of the majority of the Vantico Senior Notes, exchanged their Vantico Senior Notes for equity in AdMat Holdings;

•                MatlinPatterson and SISU contributed cash and a short-term bridge loan to Vantico, with a total value of approximately $165 million, prior to June 30, 2003 for equity of AdMat Holdings;

•                MGPE exchanged its interest as lender under an existing bridge loan to Vantico for equity in AdMat Holdings;

•                AdMat Holdings contributed cash, its interest in the bridge loan and the Vantico Senior Notes, valued at $67.8 million, to AdMat in exchange for equity of AdMat;

•                AdMat acquired substantially all of the remaining Vantico Senior Notes for cash of $22.7 million;

•                As part of acquisition of Vantico, AdMat was required to purchase 100% of the outstanding Vantico Credit Facilities and other credit facilities, including a revolving credit facility and a restructuring facility;

•                AdMat exchanged substantially all the Vantico Senior Notes and its interest under the bridge loan, valued at $67.8 million, for equity in Vantico, acquiring all of the outstanding equity interests in Vantico;

•                MatlinPatterson formed AdMat Investment and contributed all of its equity in AdMat Holdings to AdMat Investment in return for preferred equity with a liquidation preference of $513.3 million and all of the common equity of AdMat Investment;

•                MatlinPatterson transferred its preferred and common equity in AdMat Investment to the Company, and the Company then contributed the preferred and common equity in AdMat Investment to Huntsman Group Inc. The value assigned to the preferred membership units was equal to the fair value of the net assets acquired as shown below:

Cash	$164.4
Vantico Senior Notes	67.8
MatlinPatterson contributed assets	232.2
Acquisition subsidiary organization costs	(10.1)
Purchase accounting adjustments	1.5
Minority interest	(29.2)
Preferred members’ interest as of December 31, 2003	194.4
Purchase accounting adjustment	1.3
Preferred members’ interest at December 31, 2004	$195.7

•                HGI owns the preferred equity of AdMat Investment and contributed the common equity of AdMat Investment to us.

The AdMat Transaction has been accounted for as follows:

•                For financial reporting purposes, the equity contribution of the AdMat Investment equity of $195.7 million has been allocated to preferred members’ interest.

•                For financial reporting purposes, the 9.7% of AdMat Holdings not owned by the Company is shown in the accompanying consolidated balance sheet as “Minority interest in common stock of consolidated subsidiary” of $29.2 million.

•                The results of operations of AdMat Investment for the six months ended December 31, 2003 and the year ended December 31, 2004 are included in the consolidated statements of operations.

There were no contingent payments or commitments in connection with the AdMat Transaction. The total purchase price of AdMat was derived from the fair value of equity exchanged or debt instruments acquired as follows (dollars in millions):

Cash paid for the Vantico Credit Facilities and other credit facilities	$431.3
Equity issued for Vantico Senior Notes	67.8
Cash paid for Vantico Senior Notes	22.7
Total purchase price of AdMat	$521.8

The Company has completed its allocation of the purchase price to the assets and liabilities of AdMat, which is summarized as follows (dollars in millions):

Current assets	$415.8
Current liabilities	(242.4)
Property, plant and equipment, net	397.9
Intangible assets, net	37.0
Deferred taxes	(8.6)
Other noncurrent assets	44.2
Other noncurrent liabilities	(122.1)
Total purchase price of AdMat	521.8
Minority interest	(29.2)
Preferred members’ interest	(195.7)
Net assets acquired	$296.9

The acquired intangible assets represent trademarks and patents which have a weighted-average useful life of approximately 15–30 years. The following table reflects the Company’s results of operations on a pro forma basis as if the business combination of HIH and AdMat had been completed at the beginning of the periods presented utilizing HIH and AdMat’s historical results (dollars in millions, except per unit amounts):

	2003	2002
Revenue	$9,190.1	$8,012.2
Loss before minority interest and cumulative effect of accounting change	(367.0)	(359.3)
Net loss	(395.6)	(166.8)
Net loss per common share	(1.79)	(0.76)

The pro forma information is not necessarily indicative of the operating results that would have occurred had the HIH Consolidation Transaction and the AdMat Transaction been consummated at the beginning of the period presented, nor are they necessarily indicative of future operating results.

The HIH Consolidation Transaction and the AdMat Transaction have resulted in changes in the Company’s operating segments. Prior to the HIH Consolidation Transaction, the Company reported its operations through three principal operating segments. After the HIH Consolidation Transaction but prior to the AdMat Transaction, the Company reported its operations through five segments. The Company now reports its operations through six segments: Polyurethanes, Advanced Materials, Performance Products, Pigments, Polymers and Base Chemicals.

On March 19, 2004, the Company acquired MGPE’s 2.1% equity in AdMat Holdings for $7.2 million.

As of December 31, 2004, the Company owned approximately 90% of AdMat Holdings, directly and indirectly. The remaining approximately 10% of the equity of AdMat Holdings is owned by unrelated third parties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its majority wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

Revenue Recognition

The Company generates substantially all of its revenues through sales in the open market and long-term supply agreements. The Company recognizes revenue when it is realized or realizable, and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectibility is reasonably assured, and pricing is fixed or determinable. This occurs at the time shipment is made.

Cost of Goods Sold

The Company classifies the costs of manufacturing and distributing its products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Manufacturing costs include, among other things, plant site operating costs and overhead, production planning and logistics costs, repair and maintenance costs, plant site purchasing costs, and engineering and technical support costs. Distribution, freight and warehousing costs are also included in cost of goods sold.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

Securitization of Accounts Receivable

HI securitizes certain trade receivables in connection with a revolving accounts receivable securitization program in which HI grants a participating undivided interest in certain of its trade receivables to a qualified off-balance sheet entity. HI retains the servicing rights and a retained interest in the securitized receivables. Losses are recorded on the sale and are based on the carrying value of the receivables as allocated between the receivables sold and the retained interests and their relative fair value at the date of the transfer. Retained interests are subsequently carried at fair value which is estimated based on the present value of expected cash flows, calculated using management’s best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved. For more information, see “Note 11. Securitization of Accounts Receivable.”

Inventories

Inventories are stated at the lower of cost or market, with cost determined using last-in first-out, first-in first-out, and average costs methods for different components of inventory.

Property, Plant and Equipment

Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings and equipment	10–60 years
Plant and equipment	3–25 years
Furniture, fixtures and leasehold improvements	5–20 years

Until January 1, 2003, approximately $1.3 billion of the total plant and equipment was depreciated using the straight-line method on a group basis at a 4.7% composite rate. When capital assets representing complete groups of property were disposed of, the difference between the disposal proceeds and net book value was credited or charged to income. When miscellaneous assets were disposed of, the difference between asset costs and salvage value was charged or credited to accumulated depreciation. Effective January 1, 2003, the Company changed its method of accounting for depreciation for the assets previously recorded on a group basis to the component method. Specifically, the net book value of all the assets on January 1, 2003 were allocated to individual components and are being depreciated over their remaining useful lives and gains and losses are recognized when a component is retired. This change encompassed both a change in accounting method and a change in estimate and resulted in a decrease to depreciation expense for the year ended December 31, 2003 by $43.0 million. The change from the group method to the composite method was made in order to reflect more precisely overall depreciation expense based on the lives of individual components rather than overall depreciation expense based on the average lives for large groups of related assets.

Interest expense capitalized as part of plant and equipment was $6.7 million, $5.1 million and $3.3 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Periodic maintenance and repairs applicable to major units of manufacturing facilities are accounted for on the prepaid basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

Investment in Unconsolidated Affiliates

Investments in companies in which the Company exercises significant management influence are accounted for using the equity method.

Intangible Assets and Goodwill

Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5–30 years
Trademarks	15–30 years
Licenses and other agreements	5–15 years
Other intangibles	5–15 years

Prior to January 2002, the Company amortized goodwill over periods ranging from 10—20 years. Effective January 1, 2002, the Company ceased amortizing goodwill in accordance with SFAS No. 142. All goodwill is recorded within the Base Chemicals segment.

Other Noncurrent Assets

Other noncurrent assets consist primarily of spare parts, deferred debt issuance costs, employee benefit assets and capitalized turnaround costs. Debt issuance costs are amortized using the interest method over the term of the related debt.

Carrying Value of Long-Term Assets

Upon the occurrence of a triggering event, the Company evaluates the carrying value of long-term assets based upon current and anticipated undiscounted cash flows and recognizes an impairment when such estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is generally estimated by discounting estimated future cash flows using a discount rate commensurate with the risks involved. See “Note 10. Restructuring and Plant Closing Costs.”

Financial Instruments

The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the senior secured credit facilities of the Company’s subsidiaries approximates fair value since they bear interest at a variable rate plus an applicable margin. The fair value of the fixed rate and floating rate notes of the Company’s subsidiaries is estimated based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. See “Note 22. Fair Value of Financial Instruments.”

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. The Company evaluates the resulting deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances have been established against the entire U.S. and a material portion of the non-U.S. deferred tax assets due to an uncertainty of realization. Valuation allowances are reviewed each period on a tax jurisdiction by jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets.

Subsequent to the AdMat Transaction, substantially all non-U.S. operations of AdMat are treated as the Company’s branches for U.S. income tax purposes and are, therefore, subject to both U.S. and non-U.S. income tax. Until the Company has sufficient U.S. taxable income to utilize U.S. foreign tax credits, most AdMat income will continue to be effectively taxed in both the U.S. and in the non-U.S. jurisdictions in which it is earned.

For non-U.S. entities that are not treated as branches for U.S. tax purposes, the Company does not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. The undistributed earnings of foreign subsidiaries that are deemed to be permanently invested were $30.0 million at December 31, 2004. It is not practicable to determine the unrecognized deferred tax liability on those earnings.

Derivatives and Hedging Activities

The Company follows Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated in a cash-flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and will be recognized in the income statement when the hedged item affects earnings. SFAS No. 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recognized in earnings.

Environmental Expenditures

Environmental related restoration and remediation costs are recorded as liabilities when site restoration and environmental reme-diation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures that are principally maintenance or preventative in nature are recorded when expended and expensed or capitalized as appropriate. See “Note 23. Environmental Matters.”

Asset Retirement Obligations

The Company accrues for asset retirement obligations, which consist primarily of landfill closure costs in the period in which the obligations are incurred and the Company has sufficient information to estimate a range of potential settlement dates for the obligation. These costs are accrued at estimated fair value. When the related liability is initially recorded, the Company capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the Company will recognize a gain or loss for any difference between the settlement amount and the liability recorded.

Asset retirement obligations consist primarily of landfill capping and closure and post-closure costs. The Company is legally required to perform capping and closure and post-closure care on the landfills and reclamation on the quarries. In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” each landfill the Company recognizes the fair value of a liability for an asset retirement obligation and capitalizes that cost as part of the cost basis of the related asset. The related assets are being depreciated on a straight-line basis over 27 years. The Company has additional asset retirement obligations with indeterminate settlement dates; the fair value of these asset retirement obligations cannot be estimated due to the lack of sufficient information to estimate a range of potential settlement dates for the obligation. An asset retirement obligation related to these assets will be recognized when the Company knows such information.

The following table describes changes to the asset retirement obligation liability:

Year Ended
December 31, 2004
Asset retirement obligation at the beginning of the period	$—
Liabilities incurred	6.7
Accretion expense	0.5
Liabilities settled	—
Revisions in estimated cash flows	—
Asset retirement obligation at the end of the period	$7.2

If the asset retirement obligation and measurement provisions of SFAS No. 143 had been in effect on January 1, 2002, the aggregate carrying amount of those obligations would have been $5.0 million. The amortization of the asset retirement cost and accretion of asset retirement obligation for each of 2002 and 2003 would have been immaterial.

Research and Development

Research and development costs are expensed as incurred.

Foreign Currency Translation

The accounts of the Company’s subsidiaries outside of the United States, except for those operating in highly inflationary economic environments, consider local currency to be the functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to stockholders’ equity as a component of accumulated other comprehensive income (loss).

Subsidiaries that operate in economic environments that are highly inflationary consider the U.S. dollar to be the functional currency and include gains and losses from translation to the U.S. dollar from the local currency in the statement of operations.

Transaction gains and losses are recorded in the statement of operations and were a net gain of $118.8 million, a net gain of $67.8 million and a net loss of $3.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Net Income (Loss) Per Share

Basic income (loss) per share excludes dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares outstanding during the period. Dilutive income (loss) per share reflects potential dilution and is computed by dividing net income (loss) available to common stockholders by the weighted average number of shares outstanding during the period increased by the number of additional shares that would have been outstanding if the potential dilutive units had been exercised.

In connection with the initial public offering of common stock on February 16, 2005, the Company issued 203,604,545 shares of common stock. On March 14, 2005, the Company will issue 16,850,001 shares of common stock in exchange for the HMP Warrants. In addition, the Company issued 749,513 shares of restricted stock in connection with the initial public offering. All share and per share data reflected in these financial statements have been retroactively restated to give effect to the shares issued in connection with the initial public offering and the shares to be issued in connection with the exchange of the HMP Warrants on March 14, 2005.

Basic and diluted loss per share is calculated as follows (in millions, except per unit amounts):

	Year Ended December 31,
	2004	2003	2002
Loss from continuing operations before accounting change	$(219.9)	$(317.2)	$(191.9)
Preferred members’ interest dividend	(87.7)	(74.3)	(17.8)
Loss from continuing operations before accounting change available to stockholders	$(307.6)	$(391.5)	$(209.7)
Net loss	$(227.7)	$(319.8)	$(22.2)
Preferred members’ interest dividend	(87.7)	(74.3)	(17.8)
Net loss available to stockholders	$(315.4)	$(394.1)	$(40.0)
Basic and diluted weighted average shares	220.5	220.5	220.5
Basic and diluted loss per share:
Loss from continuing operations before accounting change	$(1.40)	$(1.78)	$(0.95)
Loss from discontinued operations, net of tax	(0.03)	(0.01)	—
Cumulative effect of accounting change	—	—	0.77
Net loss	$(1.43)	$(1.79)	$(0.18)

Because the Company reported a loss for each year, diluted loss per share excludes 749,513 shares of restricted stock since their effect is antidilutive.

Recently Issued Accounting Standards

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 addresses the requirements for business enterprises to consolidate related entities, for which they do not have controlling interests through voting or other rights, if they are determined to be the primary beneficiary as a result of variable economic interests. FIN No. 46 provides guidance for determining the primary beneficiary for entities with multiple economic entities with multiple economic interests. Transfers to a qualifying special purpose entity are not subject to this interpretation. In December 2003, the FASB issued a complete replacement of FIN 46 (FIN 46R) to clarify certain complexities. The Company adopted this standard on January 1, 2005. The impact of FIN 46R on the Company’s financial statements was not significant.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. SFAS No. 150 is effective for all financial instruments created or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company’s consolidated financial statements.

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs—an amendment of ARB No. 43.” SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The requirements of the standard will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is reviewing SFAS No. 151 to determine the statement’s impact on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29.” SFAS No. 153 addresses the measurement of exchanges of non-monetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this standard are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company will apply this standard prospectively.

In December 2004, the FASB issued SFAS No. 123R, “Share-Based Payment.” SFAS No. 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. This standard eliminates the alternative to use the intrinsic value method of accounting for share-based payments as previously provided in APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This standard is effective for the Company beginning in January 2006. The Company is reviewing SFAS No. 123R to determine the statement’s impact on its consolidated financial statements.

3. INVENTORIES

Inventories consist of the following (dollars in millions):

	December 31,
	2004	2003
Raw materials and supplies	$332.0	$283.6
Work in progress	90.1	32.7
Finished goods	924.1	749.5
Total	1,346.2	1,065.8
LIFO reserves	(91.9)	(15.5)
Lower of cost or market reserves	(0.4)	(11.0)
Net	$1,253.9	$1,039.3

As of December 31, 2004 and 2003, approximately 18% and 16%, respectively, of inventories were recorded using the last-in, first-out cost method (“LIFO”). At December 31, 2004, the excess of current cost over the stated LIFO value was $81.0 million.

For the year ended December 31, 2004, 2003, and 2002, inventory quantities were reduced resulting in a liquidation of certain LIFO inventory layers carried at costs that were lower than the cost of current purchases, the effect of which reduced the net loss by approximately $2.0 million, $1.0 million, and $1.7 million, respectively.

In the normal course of operations, the Company at times exchanges raw materials and finished goods with other companies for the purpose of reducing transportation costs. The net open exchange positions are valued at the Company’s cost. Net amounts deducted from or added to inventory under open exchange agreements, which represent the net amounts payable or receivable by the Company under open exchange agreements, were approximately $11.3 million payable and $8.2 million payable (40.6 million and 26.9 million pounds) at December 31, 2004 and 2003, respectively.

4. PROPERTY, PLANT AND EQUIPMENT

The cost and accumulated depreciation of property, plant and equipment are as follows (dollars in millions):

	December 31,
	2004	2003
Land	$130.8	$118.6
Buildings	563.9	517.8
Plant and equipment	6,422.2	6,387.3
Construction in progress	251.8	253.8
Total	7,368.7	7,277.5
Less accumulated depreciation	(2,217.8)	(2,198.2)
Net	$5,150.9	$5,079.3

Depreciation expense for the years ended December 31, 2004, 2003 and 2002 was $492.1 million, $336.7 million and $131.8 million, respectively.

Property, plant and equipment includes gross assets acquired under capital leases of $24.5 million and $23.9 million at December 31, 2004 and 2003, respectively; related amounts included in accumulated depreciation were $9.0 million and $5.4 million at December 31, 2004 and 2003, respectively.

5. INVESTMENT IN UNCONSOLIDATED AFFILIATES

The Company’s ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	December 31,
	2004	2003(1)
Equity Method:
Polystyrene Australia Pty Ltd.	$4.7	$3.6
Condea-Huntsman GmbH and Co. KG (50%)	17.5	13.2
Louisiana Pigment Company, L.P. (50%)	121.6	130.4
Rubicon, LLC (50%)	5.7	1.0
BASF Huntsman Shanghai Isocyanate Investment BV (50%)(2)	17.9	6.1
Others	1.0	1.2
Total equity method investments	168.4	155.5
Cost Method:
Gulf Advanced Chemicals Industry Corporation (10%)	2.5	2.5
Total investments	$170.9	$158.0

(1)   Effective as of May 1, 2003, HIH is a consolidated subsidiary of the Company. For more information, see “Note 1. General—HIH Consolidation Transaction.”

(2)   The Company owns 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in a manufacturing joint venture, thus giving the Company an indirect 35% interest in the manufacturing joint venture.

Summarized Financial Information of Unconsolidated Affiliates

Summarized financial information of Sasol-Huntsman GmbH and Co. KG (“Sasol”), Louisiana Pigment Company, L.P. Rubicon, LLC, BASF AG (“BASF”), Huntsman Shanghai Isocyanate Investment BV and Polystyrene Australia Pty Ltd. as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 is presented below (dollars in millions):

	December 31,
	2004	2003	2002
Assets	$626.0	$543.3	$75.8
Liabilities	293.8	268.4	67.5
Revenues	1,113.6	868.0	85.8
Net income (loss)	8.2	3.4	11.7
The Company’s equity in:
Net assets	$168.4	$155.5	$12.2
Net income (loss)	4.4	1.5	9.7

Investment in HIH

Effective June 30, 1999, Huntsman Specialty, a consolidated unrestricted subsidiary of the Company, transferred its propylene oxide business to HIH. ICI transferred its polyurethane chemicals, selected petrochemicals (including ICI’s 80% interest in the Wilton olefins facility) and titanium dioxide businesses to HIH. In addition, HIH also acquired the remaining 20% ownership interest in the Wilton olefins facility from BP Chemicals Limited for approximately $117.0 million.

In exchange for transferring its business, Huntsman Specialty retained a 60% common equity interest in HIH and received approximately $360.0 million in cash as a distribution from HIH. In exchange for transferring its businesses, ICI received a 30% common equity interest in HIH, approximately $2 billion in cash and discount notes of HIH with approximately $508.0 million of accreted value at issuance. Institutional investors acquired the remaining 10% common equity interest in HIH for $90.0 million in cash.

The transfer of Huntsman Specialty’s propylene oxide business was recorded at the net book value of the assets and liabilities transferred. Prior to the HIH Consolidation Transaction, Huntsman LLC accounted for its investment in HIH on the equity method due to the significant management participation rights of ICI in HIH pursuant to HIH’s limited liability company agreement.

The carrying value of Huntsman LLC’s investment in HIH was less than its proportionate share of the underlying net assets of HIH at December 31, 2001 by approximately $176.1 million. Such difference was being accreted to income over a 20-year period. Management recorded an adjustment to reflect the accretion of the difference of $7.4 million in the investment basis in Huntsman LLC’s consolidated financial statements for December 31, 2001. As discussed in “Note 2. Summary of Significant Accounting Policies” above, Huntsman LLC adopted SFAS No. 141 and increased its investment by $169.7 million as of January 1, 2002 to reflect its proportionate share of the underlying net assets of HIH.

On September 30, 2002, Huntsman LLC acquired the 19.9% interest in Huntsman Specialty Chemicals Holdings Corporation (“HSCHC”) which was previously owned by the Huntsman family directly. HSCHC holds 60% of the Company’s investment in HIH. The estimated fair value of the 19.9% interest of $37.9 million has been recorded as an increase in the investment in HIH. The excess of $23.3 million over the Company’s proportionate share of the net assets of HIH was accounted for as equity basis property and is being depreciated over the average useful life of property.

On November 2, 2000, ICI, Huntsman Specialty, HIH and HI entered into agreements (the “ICI Agreements”) pursuant to which ICI had an option to transfer to Huntsman Specialty or its permitted designated buyers the 30% membership interest in HIH that ICI indirectly held (the “ICI 30% Interest”). Pursuant to these agreements, on October 30, 2001, ICI exercised its put right requiring Huntsman Specialty or its nominee to purchase the ICI 30% Interest. On December 20, 2001, ICI and Huntsman Specialty amended ICI’s put option arrangement under the ICI Agreements to, among other things, provide that the purchase of the ICI 30% Interest would occur on July 1, 2003, or earlier under certain circumstances, and to provide for certain discounts to the purchase price for the ICI 30% Interest. The amended option agreement also required Huntsman Specialty to cause HIH to pay up to $112 million of dividends to its members, subject to certain conditions. These conditions included the receipt of consent from HI’s senior secured lenders and HI’s ability to make restricted payments under the indentures governing its outstanding senior notes and senior subordinated notes, as well as the outstanding high yield notes of HIH. In addition, in order to secure its obligation to pay the purchase price for the ICI 30% Interest under the ICI Agreements, Huntsman Specialty granted ICI a lien on 30% of the outstanding membership interests in HIH.

As discussed in “Note 1. General” above, MatlinPatterson also entered into the Option Agreement with ICI in June 2002. The Option Agreement provided BNAC, then a MatlinPatterson subsidiary, with an option to acquire the ICI subsidiary that held the ICI 30% Interest on or before May 15, 2003 upon the payment of $180 million plus accrued interest from May 15, 2002, and subject to completion of the purchase of the HIH senior subordinated discount notes due 2009 (the “HIH Senior Subordinated Discount Notes”). Concurrently, BNAC paid ICI $160 million to acquire the HIH Senior Subordinated Discount Notes, subject to certain conditions, including the obligation to make an additional payment of $100 million plus accrued interest to ICI. The HIH Senior Subordinated Discount Notes were pledged to ICI as collateral security for such additional payment.

In connection with the HLLC Restructuring, all the shares in BNAC were contributed to the Company. The Company then caused BNAC to be merged into HMP. As a result of its merger with BNAC, HMP held the interests formerly held by BNAC in the HIH Senior Subordinated Discount Notes and the option to acquire the subsidiary of ICI that held the ICI 30% Interest.

Prior to May 9, 2003, the Company owned approximately 61% of the HIH membership interests. On May 9, 2003, the Company exercised its option under the Option Agreement and completed the HIH Consolidation Transaction. As a result, as of May 9, 2003, the Company indirectly owns 100% of the HIH membership interests. Prior to May 1, 2003, the Company accounted for its investment in HIH using the equity method of accounting due to the significant management participation rights formerly granted to ICI pursuant to the HIH limited liability company agreement. As a consequence of the Company’s 100% indirect ownership of HIH and the resulting termination of ICI’s management participation rights, the Company is considered to have a controlling financial interest in HIH. Accordingly, the Company no longer accounts for HIH using the equity method of accounting, but effective May 1, 2003, HIH’s results of operations are consolidated with the Company’s results of operations. Consequently, results of HIH through April 30, 2003 are recorded using the equity method of accounting, and results of HIH beginning May 1, 2003 are recorded on a consolidated basis. As a result, the summary historical financial data for periods ending prior to May 1, 2003 are not comparable to financial periods ending on or after May 1, 2003.

Summarized information for HIH as of December 31, 2002 and for the year then ended and the income statement information for the four months ended April 30, 2003 is as follows (dollars in millions):

	Four Months Ended	December 31,
	April 30, 2003	2002
	(Unaudited)
Assets	$5,187.1	$5,044.1
Liabilities	4,899.2	4,706.1
Revenues	1,733.4	4,452.8
Net income (loss)	(65.2)	(68.5)
The Company’s equity in:
Net assets	$179.3	$202.8
Net loss	(39.0)	(41.1)

6. INTANGIBLE ASSETS

The gross carrying amount and accumulated amortization of intangible assets are as follows (dollars in millions):

	December 31, 2004			December 31, 2003
	Carrying	Accumulated		Carrying	Accumulated
	Amount	Amortization	Net	Amount	Amortization	Net
Patents, trademarks and technology	$411.3	$173.8	$237.5	$427.0	$144.5	$282.5
Licenses and other agreements	18.3	10.8	7.5	18.3	9.5	8.8
Non-compete agreements	49.6	42.5	7.1	49.6	38.5	11.1
Other intangibles	8.1	14.6	(6.5)	16.8	2.4	14.4
Total	$487.3	$241.7	$245.6	$511.7	$194.9	$316.8

During 2004, the Company reversed certain valuation allowances on deferred tax assets and certain restructuring reserves recorded in the AdMat Transaction and recorded a corresponding reduction to intangible assets of approximately $31.9 million.

Amortization expense was $34.8 million, $32.0 million and $6.4 million for the years ended December 31, 2004, 2003, and 2002, respectively. Estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year Ending December 31:
2005	$30.3
2006	29.9
2007	27.9
2008	27.9
2009	27.8

7. OTHER NONCURRENT ASSETS

Other noncurrent assets consist of the following (dollars in millions):

	December 31,
	2004	2003
Prepaid pension costs	$267.2	$235.8
Debt issuance costs	90.1	105.9
Capitalized turnaround expense	116.6	83.9
Spare parts inventory	103.0	100.5
Other noncurrent assets	31.7	86.9
Total	$608.6	$613.0

8. ACCRUED LIABILITIES

Accrued liabilities consist of the following (dollars in millions):

	December 31,
	2004	2003
Payroll, severance and related costs	$197.1	$150.1
Interest	119.3	121.4
Volume and rebates accruals	94.4	89.5
Income taxes	49.4	53.0
Taxes (property and VAT)	77.7	63.3
Restructuring and plant closing costs	134.1	74.1
Environmental accruals	7.7	8.6
Interest and commodity hedging accruals	—	11.3
Other miscellaneous accruals	102.4	130.7
Total	$782.1	$702.0

9. OTHER NONCURRENT LIABILITIES

Other noncurrent liabilities consist of the following (dollars in millions):

	December 31,
	2004	2003
Pension liabilities	$414.7	$367.0
Other postretirement benefits	88.4	86.3
Environmental accruals	27.4	26.3
Notes payable—affiliates	29.9	29.1
Restructuring and plant closing costs	19.0	2.7
Fair value of interest derivatives	8.3	9.5
Other noncurrent liabilities	157.6	63.8
Total	$745.3	$584.7

10. RESTRUCTURING AND PLANT CLOSING COSTS

During the periods discussed below, the Company has pursued two major cost reduction programs to improve operational efficiencies, HLLC Restructuring (2001–2002) and Project Coronado (2003–2004). The Company has conducted, and with respect to Project Coronado continues to conduct, numerous discrete, but frequently individually immaterial, restructuring projects in connection with these two major programs.

As of December 31, 2004, accrued restructuring and plant closing costs by type of cost and activity consist of the following (dollars in millions):

				Other
	Workforce	Demolition and	Non-Cancelable	Restructuring
	Reductions(1)	Decommissioning	Lease Costs	Costs	Total(2)
Accrued liabilities as of December 31, 2001	$44.2	$2.8	$6.9	$6.4	$60.3
2002 charges (credits) for 2001 initiatives	—	1.0	(4.6)	(1.7)	(5.3)
2002 charges for 2002 initiatives	1.6	2.7	—	—	4.3
2002 payments for 2001 initiatives(3)	(40.3)	(0.5)	(1.7)	(4.7)	(47.2)
2002 payments for 2002 initiatives(3)	(1.6)	(2.7)	—	—	(4.3)
Accrued liabilities as of December 31, 2002	3.9	3.3	0.6	—	7.8
HIH balance at consolidation on May 1, 2003(4)	24.2	—	—	—	24.2
AdMat opening balance sheet liabilities at June 30, 2003	53.2	1.5	—	6.1	60.8
2003 credits for 2001 initiatives	(2.0)	(0.3)	(0.2)	—	(2.5)
2003 charges for 2003 initiatives	28.2	—	—	—	28.2
2003 payments for 2001 initiatives(3)	(1.9)	(0.4)	(0.2)	—	(2.5)
2003 payments for 2003 initiatives(3)	(39.2)	—	—	—	(39.2)
Accrued liabilities as of December 31, 2003	66.4	4.1	0.2	6.1	76.8
Adjustments to the opening balance sheet of AdMat	(2.9)	—	(0.6)	0.7	(2.8)
2004 charges for 2003 initiatives	25.1	—	—	0.4	25.5
2004 charges for 2004 initiatives	106.5	5.1	6.2	18.0	135.8
2004 payments for 2001 initiatives	—	—	(0.2)	—	(0.2)
2004 payments for 2003 initiatives	(48.0)	—	(0.4)	(3.0)	(51.4)
2004 payments for 2004 initiatives	(31.4)	(0.4)	—	(4.6)	(36.4)
Non-cash settlements	—	—	(0.5)	—	(0.5)
Foreign currency effect on reserve balance	6.3	—	—	—	6.3
Accrued liabilities as of December 31, 2004	$122.0	$8.8	$4.7	$17.6	$153.1

(1)         Substantially all of the positions terminated in connection with the restructuring programs were terminated under ongoing termination benefit arrangements. Accordingly, the related liabilities were accrued as a one-time charge to earnings in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits.”

(2)         Accrued liabilities by initiatives are as follows:

	December 31,
	2004	2003
2001 initiatives	$2.6	$2.8
2002 initiatives	—	—
2003 initiatives	44.8	74.0
2004 initiatives	99.4	—
Foreign currency effect on reserve balance	6.3	—
Total	$153.1	$76.8

(3)         Includes impact of foreign currency translation.

(4)         Prior to May 1, 2003, the Company’s investment in HIH was recorded on the equity method. Effective May 1, 2003, HIH is recorded as a consolidated subsidiary. HIH accrued liabilities for workforce reductions include a $7.1 million liability at December 31, 2002 related to a prior period and a $19.1 million charge recorded in the first quarter of 2003, offset by $2.0 million in cash payments through May 1, 2003.

Details with respect to the Company’s reserves for restructuring and plant closing costs are provided below by segments and activity (dollars in millions):

		Advanced	Performance			Base	Corporate
	Polyurethanes	Materials	Products	Pigments	Polymers	Chemicals	& Other	Total
Accrued liabilities as of December 31, 2001	$—	$—	$—	$—	$25.1	$35.2	$—	$60.3
2002 credits for 2001 initiatives	—	—	—	—	(5.3)	—	—	(5.3)
2002 charges for 2002 initiatives	—	—	4.3	—	—	—	—	4.3
2002 payments for 2001 initiatives(2)	—	—	—	—	(17.0)	(30.2)	—	(47.2)
2002 payments for 2002 initiatives(2)	—	—	(4.3)	—	—	—	—	(4.3)
Accrued liabilities as of December 31, 2002	—	—	—	—	2.8	5.0	—	7.8
HIH balance at consolidation on May 1, 2003	24.2	—						24.2
AdMat opening balance sheet liabilities at June 30, 2003	—	60.8	—	—	—	—	—	60.8
2003 credits for 2001 initiatives	—	—	—	—	—	(2.5)	—	(2.5)
2003 charges for 2003 initiatives	11.0	—	10.7	6.5	—	—	—	28.2
2003 payments for 2001 initiatives(2)	—	—	—	—	—	(2.5)		(2.5)
2003 payments for 2003 initiatives(2)	(19.4)	(9.3)	(8.3)	(2.2)	—	—	—	(39.2)
Accrued liabilities as of December 31, 2003	15.8	51.5	2.4	4.3	2.8	—	—	76.8
Adjustments to the opening balance sheet of AdMat	—	(2.8)	—	—	—	—		(2.8)
2004 charges for 2003 initiatives	10.0		0.4	14.5	0.6	—	—	25.5
2004 charges for 2004 initiatives(1)	16.4	9.0	56.6	27.3	9.4	16.7	0.4	135.8
2004 payments for 2001 initiatives	—	—	—	—	(0.2)	—	—	(0.2)
2004 payments for 2003 initiatives	(11.5)	(26.0)	(2.4)	(10.9)	(0.6)	—	—	(51.4)
2004 payments for 2004 initiatives	(11.8)	(0.1)	(1.4)	(14.3)	(6.2)	(2.2)	(0.4)	(36.4)
Non-cash settlements	—	(0.5)	—	—	—	—	—	(0.5)
Foreign currency effect on reserve balance	0.1	1.9	2.6	1.1	—	0.6	—	6.3
Accrued liabilities as of December 31, 2004	$19.0	$33.0	$58.2	$22.0	$5.8	$15.1	$—	$153.1
Current portion of restructuring reserve	$19.0	$33.0	$39.2	$22.0	$5.8	$15.1	$—	$134.1
Noncurrent portion of restructuring reserve	—	—	19.0	—	—	—	—	19.0
Estimated additional future charges for current restructuring projects:
Estimated additional charges within one year
Cash charges	$5.5	$1.0	$—	$6.0	$2.2	$3.5	$0.3	$18.5
Noncash charges	—	—	—	—	—	—	—	—
Estimated additional charges beyond one year
Cash charges	$—	$—	$—	$4.7	$—	$—	$—	$4.7
Noncash charges	—	—	—	—	—	—	—	—

(1)         Does not include non-cash charges of $138.0 million for asset impairments and write downs.

(2)         Includes impact of foreign currency translation.

2004 Restructuring Activities

As of December 31, 2004 and December 31, 2003, the Company had reserves for restructuring and plant closing costs of $153.1 million and $76.8 million, respectively. During the year ended December 31, 2004, the Company, on a consolidated basis, recorded additional charges of $299.3 million, including $138.0 million of charges for asset impairment and write downs, and $161.3 million payable in cash for workforce reductions, demolition and decommissioning and other restructuring costs associated with closure or curtailment of activities at the Company’s smaller, less efficient manufacturing facilities. During the 2004 period, the Company made cash payments against these reserves of $88.0 million. For purposes of measuring impairment charges, the fair value of the assets was determined by using the present value of expected cash flows.

As of December 31, 2003, the Polyurethanes segment reserve consisted of $15.8 million related to the restructuring activities at the Rozenburg, Netherlands site (as announced in 2003), the workforce reductions throughout the Polyurethanes segment (as announced in 2003), and the closure of the Shepton Mallet, U.K. site (as announced in 2002). During the year ended December 31, 2004, the Polyurethanes segment recorded additional restructuring charges of $36.9 million consisting of $26.4 million of charges for restructuring activities payable in cash and $10.5 of asset impairment and made cash payments of $23.3 million. These restructuring activities are expected to result in additional restructuring charges of approximately $5.5 million through 2005 and result in workforce reductions of approximately 160 positions, of which 86 positions have been reduced during the year ended December 31, 2004. As of December 31, 2004, the balance of the Polyurethanes segment reserve totaled $19.0 million.

As of December 31 2003, the Advanced Materials segment reserve consisted of $51.5 million related to this restructuring program implemented in association with the AdMat Transaction. The program includes reductions in costs of the global supply chain, reductions in general and administrative costs across the business and the centralization of operations where efficiencies may be achieved. The Company reduced its workforce by 192 individuals and 188 individuals during the twelve months ended December 31, 2004 and the six months ended December 31, 2003, respectively. During 2004, the Advanced Materials segment reversed $2.8 million of restructuring reserves recorded in the AdMat Transaction that were no longer required and recorded a corresponding reduction to intangible assets (see “Note 6. Intangible Assets”). This initial cost reduction program is expected to continue through December 2005 and is estimated to involve $57.5 million in total restructuring costs, all of which were recorded in the opening balance sheet of AdMat. In the fourth quarter 2004, the Company recorded restructuring charges of $9.0 million, all of which are payable in cash, relating to a realignment and simplification of the Company’s commercial and technical organization and the closure of its Kaohsiung, Taiwan production facility. This restructuring activity is expected to result in workforce reductions of approximately 120 employees, of which approximately 100 will be reduced during the first quarter of 2005. The Company expects to incur additional charges of approximately $1.0 million during 2005 for employee relocation costs associated with these restructuring activities. During 2004, the Advanced Materials segment made cash payments of $26.1 million relating to its restructuring activities. As of December 31, 2004, the balance of the Advanced Materials segment reserve totaled $33.0 million.

As of December 31, 2003, the Performance Products segment reserve consisted of $2.4 million relating to the closure of a number of plants at the Whitehaven, U.K. facility, the closure of an administrative office in London, U.K., the rationalization of a surfactants technical center in Oldbury, U.K., and the restructuring of a facility in Barcelona, Spain. During the year ended December 31, 2004, the Performance Products segment recorded additional restructuring charges of $97.5 million consisting of $57.0 million of charges payable in cash and $40.5 million of asset impairment charges. During 2004, the Company adopted a plan to reduce the workforce across all locations in its European surfactants business by approximately 320 positions over a period of 15 months. This plan included the closure of substantially all of the Company’s Whitehaven, U.K. surfactants facility. In connection with the rationalization of the Whitehaven facility, the Company recognized a restructuring charge of $55.4 million in the fourth quarter of 2004, of which approximately $31.1 million is payable in cash and $24.3 million is impairment of assets. The Company recorded a restructuring charge of $17.5 million, all payable in cash, in respect to workforce reductions across a number of its European facilities. During 2004, the Performance Products segment announced the closure of the Company’s Guelph, Ontario, Canada Performance Products manufacturing facility, involving a restructuring charge of $20.4 million consisting of a $15.5 million asset impairment and $4.9 million of charges payable in cash. Production will be moved to the Company’s other larger, more efficient facilities. Workforce reductions of approximately 66 positions are anticipated. During 2004, the Performance Products segment also announced the closure of its maleic anhydride briquette facility in Queeny, Missouri and recorded a restructuring charge of $1.5 million which consisted of $0.7 million in asset impairment charges and $0.8 million in charges payable in cash. During 2004, this segment also announced the closure of its technical facility in Austin, Texas and recorded a restructuring charge of $2.0 million which is payable in cash. Restructuring charges of $0.7 million were recorded relating to various other cost reduction efforts. During the year ended December 31, 2004, the Performance Products segment made cash payments of $3.8 million related to restructuring activities. As of December 31, 2004, the balance of the Performance Products segment reserve totaled $58.2 million.

As of December 31, 2003, the Pigments segment reserve consisted of $4.3 million relating to its global workforce reductions announced in August 2003. During the year ended December 31, 2004, the Pigments segment recorded additional restructuring charges of $123.3 million and made cash payments of $25.2 million. During 2004, the Pigments segment recorded restructuring expenses of $17.3 million related to global workforce reductions, all of which are payable in cash. In addition, in April 2004, the Company announced that, following a review of the Pigments business, it would idle approximately 55,000 tonnes, or about 10%, of its total titanium dioxide (“TiO2”) production capacity in the third and fourth quarter of 2004. As a result of this decision, the Company recorded a restructuring charge of $24.5 million to be paid in cash, a $77.2 million asset impairment charge and a $4.3 million charge for the write-off of spare parts inventory and other assets. These combined restructuring activities are expected to result in additional restructuring charges of approximately $10.7 million through 2010 and result in workforce reductions of approximately 600 positions, of which approximately 400 positions have been reduced as of December 31, 2004. As of December 31, 2004, the balance of the Pigments segment reserve totaled $22.0 million.

As of December 31, 2003, the Polymers segment reserve consisted of $2.8 million related to its demolition and decommissioning of the Odessa, Texas styrene manufacturing facility and non-cancelable lease costs. During 2004, the Polymers segment recorded restructuring expenses related to the closure of an Australian manufacturing unit of $5.4 million consisting of $3.6 million in non-cash charges and $1.8 million of charges payable in cash. During 2004, the Polymers segment announced additional restructuring activities at its Odessa, Texas and Mansonville, Canada facilities and recorded a restructuring charge of $8.2 million, all of which is payable in cash. These restructuring activities are expected to result in additional charges of approximately $2.2 million through 2005 and in workforce reductions of approximately 100 positions. During 2004, the Polymers segment made cash payments of $7.0 million related to restructuring activities. The Polymers segment reserve totaled $5.8 million as of December 31, 2004.

As of December 31, 2004, the Base Chemicals segment reserve consisted of $15.1 million related to workforce reductions arising from the announced change in work shift schedules and in the engineering and support functions at the Wilton and North Tees, U.K. facilities. During the year ended December 31, 2004, the Base Chemicals segment recorded restructuring charges of $16.7 million, all of which is payable in cash. Also during 2004, the Base Chemicals segment made cash payments of $2.2 million related to these restructuring activities. These restructuring activities are expected to result in additional charges of approximately $3.5 million and in workforce reductions of approximately 100 positions through 2005. As of December 31, 2004, the Base Chemical segment reserve totaled $15.1 million.

During 2004, the Company recorded a restructuring charge in corporate and other of $2.3 million, of which $1.9 million related to non-cash charges and $0.4 million related to relocation costs.

2003 Restructuring Activities

On March 11, 2003 (before HIH was consolidated into the Company), the Polyurethanes segment announced that it would integrate its global flexible products unit into its urethane specialties unit, and recorded a restructuring charge of $19.2 million for workforce reductions of approximately 118 employees. During the remainder of the year, charges of $11.0 million were taken for work-force reductions relating to this restructuring at the Rozenberg, Netherlands site.

In June 2003, the Company announced that its Performance Products segment would close a number of plants at its Whitehaven, U.K. facility and recorded a charge of $20.1 million in the second quarter 2003. This charge represents $11.4 million relating to an impairment of assets at Whitehaven (in connection with the plant shutdowns) and $8.7 million of workforce reduction costs. The Company also recorded a $2.0 million charge in respect of severance costs arising from the closure of an administrative office in London, U.K., the rationalization of its surfactants technical center in Oldbury, U.K., and the restructuring of its facility in Barcelona, Spain. These charges are part of an overall cost reduction program for this segment that is expected to be implemented through 2005.

In August 2003, the Company recorded a restructuring charge of $6.5 million related to workforce reductions of approximately 63 employees across its global Pigments operations. The overall cost reduction program to be completed through 2005 for the Pigments segment will involve 250 employees and is estimated to cost an additional $16.5 million. At December 31, 2003, $4.3 million remains in the reserve for restructuring and plant closing costs related to these restructuring activities.

In connection with the AdMat Transaction, the Company is implementing a substantial cost reduction program. The program will include reductions in costs of the Company’s global supply chain, reductions in general and administrative costs across the business and the centralization of operations where efficiencies may be achieved. The cost reduction program is expected to be implemented through 2005 and is estimated to involve $60.8 million in total restructuring costs. As part of the program, the Company expects to incur approximately $53.2 million to reduce headcount and to incur approximately $7.6 million to close plants and discontinue certain service contracts worldwide. The Company reduced 188 staff in the six months ended December 31 2003. Payments of restructuring and plant closing costs were recorded against reserves established in connection with recording the AdMat Transaction as a purchase business combination. At December 31, 2003, $51.5 million remains in the reserve for restructuring and plant closing costs related to the cost reduction program. The Company expects to finalize its restructuring plans by June 30, 2004. Accordingly, the reserve for restructuring and plant closing costs are subject to revision based on final assessment.

2002 Restructuring Activities

During 2002, the Company announced that it would be closing certain units at its Jefferson County and Canadian plants, primarily in the Performance Products business. As a result, the Company recorded accrued severance and shutdown costs of $4.3 million, substantially all of which had not been paid at December 31, 2002. The net effect of 2002 unit closing costs and the reversal of restructuring charges in 2001 to reflect $1.0 million in income in 2002 and to reflect a $7.8 million accrual at December 31, 2002.

11. SECURITIZATION OF ACCOUNTS RECEIVABLE

On December 21, 2000, HI initiated an accounts receivable securitization program (the “HI A/R Securitization Program”) under which it grants an undivided interest in certain of its trade receivables to a qualified off-balance sheet entity (the “Receivables Trust”) at a discount. This undivided interest serves as security for the issuance of commercial paper and medium-term notes by the Receivables Trust.

At December 31, 2004 and December 31, 2003, the Receivables Trust had approximately $208.4 million and $198.4 million, respectively in U.S. dollar equivalents in medium-term notes outstanding and approximately nil and $100 million, respectively in commercial paper outstanding. Under the terms of the agreements, HI and its subsidiaries continue to service the receivables in exchange for a 1% fee of the outstanding receivables, and HI is subject to recourse provisions.

HI’s retained interest in receivables (including servicing assets) subject to the HI A/R Securitization Program was approximately $337.8 million and $154 million as of December 31, 2004 and 2003, respectively. The value of the retained interest is subject to credit and interest rate risk. For the year ended December 31, 2004 and 2003, new sales of accounts receivable sold into the program totaled approximately $5,057.1 million and $4,132.0 million, respectively, and cash collections from receivables sold into the program that were reinvested totaled approximately $5,016.9 million and $4,135.6 million, respectively. Servicing fees received during the year ended December 31, 2004 and 2003 were approximately $5.5 million and $4.9 million, respectively.

The Company incurs losses on the HI A/R Securitization Program for the discount on receivables sold into the program and fees and expenses associated with the program. The Company also retains responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts included as a component of the loss on the program are a loss of $2.4 million and a loss of $24.6 million for the year ended December 31, 2004 and 2003, respectively. As of December 31, 2004 and December 31, 2003, the fair value of the open forward currency contracts was $0 million and $6.8 million, respectively, which is included as a component of the residual interest that is included as a component of trade receivables on the Company’s balance sheet. On April 16, 2004, HI amended the commercial paper facility. Pursuant to the amendment, the maturity of the commercial paper facility was extended to March 31, 2007. In addition, the amendment permits the issuance of euro-denominated commercial paper.

The key economic assumptions used in valuing the residual interest are presented below:

December 31,
	2004	2003
Weighted average life (in months)	Approx. 1.5	Approx. 3
Credit losses (annual rate)	Less than 1%	Less than 1%
Discount rate (annual rate)	Approx. 1%	Approx. 2%

A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of December 31, 2004 and December 31, 2003 were $12.1 million and $15.6 million, respectively.

12. LONG-TERM DEBT

Long-term debt outstanding as of December 31, 2004 and 2003 is as follows (dollars in millions):

	December 31,
	2004	2003
Huntsman LLC Debt, excluding HIH and HI:
Senior secured credit facilities:
Term Loan A	$—	$606.3
Term Loan B	715.0	459.0
Revolving facility	125.0	12.2
Other debt:
Huntsman LLC senior secured notes	451.1	450.5
Huntsman Polymers senior unsecured notes	—	36.8
Huntsman LLC senior unsecured fixed rate notes	300.0	—
Huntsman LLC senior unsecured floating rate notes	100.0	—
Huntsman LLC senior subordinated fixed rate notes	44.2	44.2
Huntsman LLC senior subordinated floating rate notes	15.1	15.1
Huntsman Specialty Chemicals Corporation subordinated note	101.2	99.7
Huntsman Australia Holdings Pty Ltd. (HCA) credit facilities	43.2	44.5
Huntsman Corporation Chemical Company Australia (HCCA) credit facilities	16.0	48.7
Subordinated note and accrued interest—affiliate	40.9	35.5
Term note payable to a bank	9.0	9.5
Other	17.5	5.6
Total Huntsman LLC Debt, excluding HIH and HI	1,978.2	1,867.6
HI:
Senior secured credit facilities:
Term B loan	1,314.1	620.1
Term C loan	—	620.1
Revolving facility	—	22.0
Other debt:
Senior unsecured notes	456.0	457.1
Senior subordinated notes	1,242.0	1,169.8
Other long-term debt	42.6	38.0
Total HI debt	3,054.7	2,927.1
HIH:
Senior discount notes	494.7	434.6
Senior subordinated discount notes—affiliate	413.7	358.3
Total HIH debt	908.4	792.9
Total HIH consolidated debt	3,963.1	3,720.0
AdMat:
Senior secured notes	348.6	348.2
Other long-term debt	1.8	3.2
Total AdMat debt	350.4	351.4
HMP:
HMP senior secured notes (Principal amount $537.3)(1)	411.9	329.4
Total HMP debt	411.9	329.4
Fair valued adjustment of HIH debt	9.6	—
Elimination of HIH senior subordinated discount notes owned by HMP	(413.7)	(358.3)
Total debt	$6,299.5	$5,910.1
Current portion	$37.5	$137.1
Long-term portion—excluding affiliate	6,221.1	5,737.5
Total debt—excluding affiliate	6,258.6	5,874.6
Long-term debt—affiliate	40.9	35.5
Total debt	$6,299.5	$5,910.1

(1)         Excludes value attributable to the warrants issued in conjunction with the 15% senior secured discount notes due 2008 of HMP (the “HMP Senior Discount Notes”).

HMP Equity Holdings Corporation Debt
(excluding Huntsman LLC, HI, HIH and AdMat)

On May 9, 2003, HMP issued units consisting of the HMP Senior Discount Notes with an accreted value of $423.5 million and 875,000 warrants to purchase approximately 12% of HMP’s common stock. Of the $423.5 million, $8.5 million was recorded to reflect a discount of 2%, $285.0 million has been recorded as the initial carrying value for the HMP Senior Discount Notes and $130.0 million was recorded as the carrying value of the warrants. The HMP Senior Discount Notes were issued with original issue discount for U.S. federal income tax purposes. The aggregate proceeds from the units were allocated to the HMP Senior Discount Notes and warrants based upon the relative fair value of each security. Interest on the HMP Senior Discount Notes is paid in kind. The effective interest rate based on the initial carrying value is 23.7%. The HMP Senior Discount Notes are secured by a first priority lien on the HIH Senior Subordinated Discount Notes, the 10% direct and 30% indirect equity interests held by HMP in HIH, HMP’s common stock outstanding as of May 9, 2003, and HMP’s equity interests in Huntsman LLC. The HMP Senior Discount Notes are redeemable beginning November 15, 2004 at stipulated redemption prices declining from 107.5% to 100% of accreted value by May 15, 2007. The HMP Senior Discount Notes contain certain restrictions including limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes that HMP is in compliance with the covenants of the HMP Senior Discount Notes as of December 31, 2004. On February 28, 2005, the Company used proceeds from its initial public offering of common and preferred stock to redeem in full the HMP Senior Discount Notes at an accreted value of $550.0 million plus a redemption premium of $41.3 million.

HMP issued 875,000 warrants in connection with the HMP Senior Discount Notes, each of which entitled the holder to purchase 2.8094 shares of HMP’s common stock for an exercise price of $0.01 per share. On August 7, 2004, HMP completed a 10 for 1 reverse stock split which reduced the number of shares outstanding as of that date from 18,027,214 to 1,802,721. As a result of this reverse stock split, the holders of the warrants are now entitled to purchase 0.28094 shares for each warrant held at an exercise price of $0.10 per share. The warrants became separately transferable from the HMP Senior Discount Notes 180 days after issuance on May 9, 2003, and the warrants become exercisable on November 15, 2004. In certain events, the Company has the right to require the holders of the warrants to exercise or exchange them for other equity securities. The warrants expire on May 15, 2011. On December 23, 2003, HMP repurchased 14,145 warrants at a value of $1.3 million. As of December 31, 2004, there were 860,855 warrants outstanding. The aggregate number of shares of Company common stock issuable to the warrant holders is 241,849. In connection with the Company’s initial public offering, the Company gave notice to all holders of the outstanding warrants to purchase common stock of HMP that the Company is exercising its rights under the terms of the HMP warrants to require all such warrants and any shares of HMP common stock issued upon exercise of the HMP warrants to be exchanged for newly issued shares of the Company’s common stock. Under the terms of the HMP warrants, an aggregate of approximately 16.9 million shares of the Company’s common stock will be issued in exchange for the outstanding HMP warrants of HMP common stock issued under the HMP warrants on March 14, 2005.

Subsidiary Debt

The Company’s three principal operating subsidiaries are separately financed, their debt is non-recourse to the Company and the Company has no contractual obligation to fund their respective operations. Moreover, notwithstanding that HIH is consolidated with Huntsman LLC for financial accounting purposes, Huntsman LLC is financed separately from HIH, HIH’s debt is non-recourse to Huntsman LLC and Huntsman LLC has no contractual obligation to fund HIH’s operations. AdMat is also financed separately from Huntsman LLC and HIH, Huntsman LLC and HIH’s debt is non-recourse to AdMat and AdMat has no contractual obligation to fund Huntsman LLC or HIH’s operations. The following is a discussion of the debt and liquidity of the Company’s three primary subsidiaries.

Huntsman LLC Debt (Excluding HIH and HI)

SENIOR SECURED CREDIT FACILITIES (HLLC CREDIT FACILITIES) Prior to the October 14, 2004 refinancing of Huntsman LLC’s credit facilities described below, Huntsman LLC’s senior secured credit facilities consisted of a $275 million revolving credit facility maturing in 2006 and two term loan facilities maturing in 2007 in the amount of $606.3 million and $96.1 million. On October 14, 2004, Huntsman LLC completed a $1,065 million refinancing of its senior secured credit facilities (as refinanced, the “HLLC Credit Facilities”). The HLLC Credit Facilities consist of a $350 million revolving credit facility due October 2009 (the “HLLC Revolving Facility”) and a $715 million term loan B facility due March 2010 (the “HLLC Term Facility”). Proceeds of the refinancing were used to repay in full the outstanding borrowings under Huntsman LLC’s prior senior secured credit facilities. The HLLC Term Facility has scheduled annual amortization payments of approximately $7 million, with the remaining balance due at maturity.

The HLLC Revolving Facility is secured by a first priority lien on substantially all the current and intangible assets of Huntsman LLC and its domestic restricted subsidiaries; and is secured by a second priority lien on substantially all the property, plant and equipment of Huntsman LLC and its restricted domestic subsidiaries and its indirect equity interest in HIH. The HLLC Term Facility is secured by a first priority lien on substantially all of the property, plant and equipment of Huntsman LLC and its restricted domestic subsidiaries and its indirect equity interest in HIH; and by a second priority lien on substantially all of the current and intangible assets of Huntsman LLC and its restricted domestic subsidiaries. The HLLC Credit Facilities are also guaranteed by HSCHC and Huntsman Specialty and by Huntsman LLC’s

domestic restricted subsidiaries (collectively, the “HLLC Guarantors”). Neither HIH nor HI are restricted subsidiaries of Huntsman LLC or HLLC Guarantors.

The HLLC Revolving Facility is subject to a borrowing base of accounts receivable and inventory and is available for general corporate purposes. Borrowings under the HLLC Revolving Facility bear interest, at Huntsman LLC’s option, at a rate equal to (i) a LIBOR-based eurocurrency rate plus an applicable margin of 2.25%, or (ii) a prime-based rate plus an applicable margin of 1.25%. The HLLC Revolving Facility allows Huntsman LLC to borrow up to $50 million for letters of credit; however, the $350 million revolving credit facility is reduced dollar-for-dollar by any letters of credit outstanding.

As of December 31, 2004 and 2003, the weighted average interest rates on the HLLC Credit Facilities were 5.8% and 7.3%, respectively, excluding the impact of interest rate hedges. As of December 31, 2004, the HLLC Revolving Facility and HLLC Term Facility bore interest at LIBOR plus 2.25% per year and LIBOR plus 3.50% per year, respectively. However, in accordance with the HLLC Term Facility agreement, as a result of the initial public offering by the Company and the amount of permanent reduction of indebtedness from the use of initial public offering proceeds at the HLLC restricted group, the HLLC Term Facility interest rate margin decreased to LIBOR plus 3.0% on March 1, 2005.

SENIOR SECURED NOTES (HLLC SENIOR SECURED NOTES) On September 30, 2003, Huntsman LLC sold $380 million aggregate principal amount of 11.625% senior secured notes due October 15, 2010 at an issue price of 98.8% (the “September 2003 Offering”). On December 3, 2003, Huntsman LLC sold an additional $75.4 million aggregate principal amount of its senior secured notes (collectively with the notes sold in the September 2003 Offering, the “HLLC Senior Secured Notes”) at an issue price of 99.5% (the “December 2003 Offering”). Interest on the HLLC Senior Secured Notes is payable semi-annually on April 15 and October 15. The effective interest rate is 11.9%. The HLLC Senior Secured Notes are effectively subordinated to all Huntsman LLC’s obligations under the HLLC Revolving Facility and rank pari passu with the HLLC Term Facility. The HLLC Senior Secured Notes are guaranteed by the HLLC Guarantors.

The HLLC Senior Secured Notes are redeemable after October 15, 2007 at 105.813% of the principal amount thereof, declining ratably to par on and after October 15, 2009. At any time prior to October 15, 2006, Huntsman LLC may redeem up to 35% of the aggregate principal amount of the HLLC Senior Secured Notes at a redemption price of 111.625% with net cash proceeds of a qualified equity offering. As a result of the initial public offering by Huntsman Corporation, Huntsman LLC redeemed 35%, or approximately $159.4 million, of the aggregate principal amount on February 28, 2005 and paid a call premium of approximately $18.5 million. Following this partial redemption of the HLLC Senior Secured Notes on February 28, 2005, there remain approximately $296.0 million in aggregate principal amount outstanding.

The indenture governing the HLLC Senior Secured Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also requires Huntsman LLC to offer to repurchase the HLLC Secured Notes upon a change of control. Management believes that Huntsman LLC is in compliance with the covenants of the HLLC Secured Notes as of December 31, 2004.

SENIOR UNSECURED NOTES (HLLC SENIOR NOTES) On June 22, 2004, Huntsman LLC sold $300 million of senior unsecured fixed rate notes that bear interest at 11.5% and mature on July 15, 2012 (the “HLLC Unsecured Fixed Rate Notes”) and $100 million of senior unsecured floating rate notes that bear interest at a rate equal to LIBOR plus 7.25% and mature on July 15, 2011 (the “HLLC Unsecured Floating Rate Notes,” and together with the HLLC Unsecured Fixed Rate Notes, the “HLLC Senior Notes”). The interest rate on the HLLC Unsecured Floating Rate Notes as of December 31, 2004 was 9.3% before additional interest as discussed below. The proceeds from the offering were used to repay $362.9 million on Huntsman LLC’s prior term loan B and $25 million to repay indebtedness at HCCA. See “—Other Debt” below. The HLLC Senior Notes are unsecured obligations of Huntsman LLC and are guaranteed by the HLLC Guarantors.

The HLLC Unsecured Fixed Rate Notes are redeemable after July 15, 2008 at 105.75% of the principal amount thereof, declining ratably to par on and after July 15, 2010. The HLLC Unsecured Floating Rate Notes are redeemable after July 15, 2006 at 104.0% of the principal amount thereof, declining ratably to par on and after July 15, 2008. At any time prior to July 15, 2007, Huntsman LLC may redeem up to 40% of the aggregate principal amount of the HLLC Unsecured Fixed Rate Notes at a redemption price of 111.5% with proceeds of a qualified equity offering. At any time prior to July 15, 2006, Huntsman LLC may redeem up to 40% of the aggregate principal amount of the HLLC Unsecured Floating Rate Notes with the proceeds of a qualified equity offering at a redemption price equal to the par value plus LIBOR plus 7.25%. As a result of the Company’s initial public offering, Huntsman LLC has issued notifications to redeem 34%, or approximately $102.0 million of combined aggregate principal amount on March 14 and March 17, 2005 with combined call premiums of approximately $11.7 million. Following this partial redemption of the HLLC Unsecured Fixed Rate Notes to be completed by March 17, 2005, there will remain approximately $198.0 million in aggregate principal amount of HLLC Unsecured Fixed Rate Notes outstanding.

The indenture governing the HLLC Senior Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also requires Huntsman LLC to offer to repurchase the HLLC Senior Notes upon a change of control. Management believes that Huntsman LLC is in compliance with the covenants of the HLLC Senior Notes as of December 31, 2004.

Under the terms of a registration rights agreement among Huntsman LLC, the HLLC Guarantors and the initial purchasers of the HLLC Senior Notes, Huntsman LLC was required to file a registration statement relating to an exchange offer for the HLLC Senior Notes on or before November 19, 2004 (the “Filing Date”). Under the terms of the registration rights agreement, because Huntsman LLC did not file the registration statement by the Filing Date, it is required to pay additional interest on the HLLC Senior Notes at a rate of 0.25% per year for the first 90-day period following the Filing Date, and 0.50% per year for the second 90-day period following the Filing Date, which it is currently paying as of February 17, 2005. Huntsman LLC expects to file the registration statement during the second quarter of 2005.

SENIOR SUBORDINATED FIXED AND FLOATING RATE NOTES (HLLC NOTES) AND HUNTSMAN POLYMERS SENIOR UNSECURED NOTES (HUNTSMAN POLYMERS NOTES) Huntsman LLC’s 9.5% fixed and variable subordinated notes due 2007 (the “HLLC Notes”) with an outstanding principal balance of $59.3 million as of December 31, 2004 are unsecured subordinated obligations of Huntsman LLC and are junior in right of payment to all existing and future secured or unsecured senior indebtedness of Huntsman LLC and effectively junior to any secured indebtedness of Huntsman LLC to the extent of the collateral securing such indebtedness. Interest is payable on the HLLC Notes semiannually on January 1 and July 1 at an annual rate of 9.5% on the fixed rate notes and LIBOR plus 3.25% on the floating rate notes. The HLLC Notes are redeemable at the option of Huntsman LLC after July 2002 at a price declining from 104.75% to 100% of par value as of July 1, 2005. The weighted average interest rate on the floating rate notes was 5.2% and 4.4% as of December 31, 2004 and 2003, respectively. As a result of previously executed amendments to the indentures, virtually all the restrictive covenants contained in the indentures have been eliminated.

On January 28, 2004, Huntsman LLC used $37.5 million of the net cash proceeds from the December 2003 Offering to redeem, in full, Huntsman Polymers’ senior unsecured notes (the “Huntsman Polymers Notes”) with a principal amount of $36.8 million plus accrued interest. The Huntsman Polymers Notes were unsecured senior obligations of Huntsman Polymers; they had an original maturity of December 2004, and a fixed interest rate of 11.75%.

OTHER DEBT Huntsman Specialty’s subordinated note, in the aggregate principal amount of $75.0 million, accrued interest until April 15, 2002 at 7% per annum. Pursuant to the note agreement, effective April 15, 2002, all accrued interest was added to the principal of the note for a total principal amount of $106.6 million. Such principal balance will be payable in a single installment on April 15, 2008. Interest has been payable quarterly in cash, commencing July 15, 2002. For financial reporting purposes, the note was initially recorded at its estimated fair value of $58.2 million, based on prevailing market rates as of the effective date. As of December 31, 2004 and December 31, 2003, the unamortized discount on the note was $5.4 million and $6.9 million, respectively.

Huntsman Corporation Australia Pty Ltd. (“HCA”), Huntsman LLC’s indirect Australian subsidiary that holds its Australian surfactants assets, maintains credit facilities (the “HCA Facilities”). As of December 31, 2004, borrowings under the HCA Facilities totaled A$55.5 million ($43.2 million), which include A$42.9 million ($33.4 million) on the term loan facility and A$12.6 million ($9.8 million) on the revolving credit line. On August 31, 2004, HCA refinanced the previously existing debt facilities with an A$30.0 million ($23.4 million) revolving credit line supported by a borrowing base of eligible accounts receivable and inventory and an A$44.0 million ($34.2 million) term facility.

Huntsman Chemical Company Australia Pty Ltd. (“HCCA”) and certain Australian affiliates hold Huntsman LLC’s Australian styrenics assets. On August 31, 2004, HCCA refinanced the previously existing debt facilities of HCCA with an A$30.0 million ($23.4 million) revolving credit line supported by a borrowing base of eligible accounts receivable (the “HCCA Facility”). As of December 31, 2004, borrowings under the HCCA Facility totaled A$20.6 million ($16.0 million).

The HCA Facilities and the HCCA Facility are secured by a lien on substantially all their respective assets, bear interest at a rate of 2.9% above the Australian base rate, mature in August 2007 and are non-recourse to Huntsman LLC. As of December 31, 2004, the interest rate on the HCA Facilities and the HCCA Facility was 8.3%. On June 24, 2004, Huntsman LLC used $25 million of proceeds from the offering of the HLLC Senior Unsecured Notes to repay a portion of the previously existing debt facilities of HCCA. Management believes that HCA and HCCA are in compliance with the covenants of the HCA Facilities and the HCCA Facility as of December 31, 2004.

On July 2, 2001, Huntsman LLC entered into a 15% note payable with an affiliated entity in the amount of $25.0 million (the “Affiliate Note”). The Affiliate Note is due and payable on the earlier of: (1) the tenth anniversary of the issuance date, or (2) the date of the repayment in full in cash of all indebtedness of Huntsman LLC under its senior secured credit facilities. Interest is not paid in cash, but is accrued at a designated effective rate of 15% per annum, compounded annually. As of December 31, 2004 and December 31, 2003, accrued interest added to the principal balance was $15.9 million and $10.5 million, respectively. On February 16, 2005, the Affiliate Note was satisfied in full from proceeds of the initial public offering completed by Huntsman Corporation.

As of December 31, 2004, Huntsman LLC has $13.6 million outstanding on short-term notes payable for financing a portion of its insurance premiums. Such notes have monthly scheduled amortization payments through April 1, 2005, bear interest at rates ranging from 3.65% to 4.0%, and are secured by unearned insurance premiums.

HI Debt

SENIOR SECURED CREDIT FACILITIES (HI CREDIT FACILITIES) As of December 31, 2004, HI had senior secured credit facilities (the “HI Credit Facilities”) which consisted of a revolving loan facility of up to $375 million maturing in September 2008 (the “HI Revolving Facility”), which includes a $50 million multicurrency revolving loan facility available in euros, GBP Sterling and U.S. dollars, and a term loan B facility consisting of a $1,248.9 million term portion and a €47.8 million (approximately $65.2 million) term portion (the “HI Term Facility”). On July 13, 2004, HI amended and restated the HI Credit Facilities. Prior to the amendment and restatement, the HI Credit Facilities consisted of a $400 million revolving facility that was scheduled to mature on June 30, 2005, a $620.1 million term loan B facility that was scheduled to mature on June 30, 2007, and a $620.1 million term loan C facility that was scheduled to mature on June 30, 2008. At the closing of the amendment and restatement of the HI Credit Facilities on July 13, 2004, HI raised approximately $126.6 million of net proceeds from the issuance of additional term loan borrowings, of which $82.4 million was applied to repay all outstanding borrowings on the HI Revolving Facility and the balance, net of fees, increased cash and cash equivalents. The increase in cash and availability under the HI Revolving Facility is available for general corporate purposes and to provide a portion of funds for the construction of a polyethylene production facility at HI’s Wilton, U.K. facility. Scheduled amortization of the HI Term Facility is approximately $13.3 million per annum, commencing June 30, 2006, with the remaining unpaid balance due at maturity. The maturity of the HI Term Facility is December 31, 2010, provided that the maturity will be accelerated to December 31, 2008 if HI has not refinanced all of the outstanding HI Senior Notes and the HI Subordinated Notes (as defined below) on or before December 31, 2008 on terms satisfactory to the administrative agent under the HI Credit Facilities.

In compliance with applicable provisions in its credit facilities, on December 31, 2004, HI prepaid $59 million on the HI Term Facility as a result of excess cash flow. Such prepayment has been applied in accordance with the provisions of the HI Credit Facilities in such a manner that there will be no scheduled maturities under the HI Credit Facilities due until June 2006 and such that all remaining scheduled maturities under the HI Term Facility shall be reduced pro rata.

Interest rates for the amended and restated HI Credit Facilities are based upon, at HI’s option, either a eurocurrency rate (LIBOR) or a base rate (prime) plus the applicable spread. The applicable spreads vary based on a pricing grid, in the case of eurocurrency-based loans, from 2.25% to 3.25% per annum depending on the loan facility and whether specified conditions have been satisfied, and, in the case of base rate loans, from 1.00% to 2.00% per annum. As of December 31, 2004 and December 31, 2003 (which was prior to the amendment and restatement of the HI Credit Facilities), the average interest rates on the HI Credit Facilities were 5.0% and 5.6%, respectively, excluding the impact of interest rate hedges. On December 21, 2004, HI amended the HI Credit Facilities which amendment, among other things, reduced the applicable base (prime) rate margin for the term loan B dollar loans from a range of 1.75% to 2.00% to a range of 1.00% to 1.25% and reduced the applicable eurocurrency (LIBOR) rate margin for the term loan B dollar loans from a range of 3.00% to 3.25% to a range of 2.25% to 2.50%.

The HI Credit Facilities are secured by a first priority lien on substantially all the assets of HIH, its domestic subsidiaries and certain of HIH’s foreign subsidiaries. The HI Credit Facilities are also guaranteed by HIH, HI’s domestic subsidiaries and certain of its foreign subsidiaries (the “HI Guarantors”).

The HI Credit Facilities contain financial covenants including a minimum interest coverage ratio and a maximum debt to EBITDA ratio, as defined, and limits on capital expenditures. In addition to financial covenants, the HI Credit Facilities contain other customary covenants relating to the incurrence of debt, the purchase and sale of assets, limitations on investments, affiliate transactions, change in control provisions, events of default and acceleration provisions. Management believes that HI was in compliance with the covenants of the HI Credit Facilities as of December 31, 2004.

The HI Credit Facility allows HI to borrow up to $100 million for letters of credit; however, the $375 million revolving credit facility is reduced dollar-for-dollar by any letters of credit outstanding. As of December 31, 2004, there were no loans outstanding on the HI Revolving Facility, and there were $7.4 million in letters of credit outstanding.

HI SENIOR NOTES AND HI SENIOR SUBORDINATED NOTES In March 2002, HI sold $300 million aggregate principal amount of HI Senior Notes due 2009. On April 11, 2003, HI sold an additional $150 million aggregate principal amount of the HI Senior Notes at an issue price of 105.25%. Net proceeds from the sale of these notes were used to repay amounts outstanding under the HI Credit Facilities. The HI Senior Notes are unsecured obligations. Interest on the HI Senior Notes is payable semi-annually in March and September of each year. The HI Senior Notes are redeemable after March 1, 2006 at 104.937% of the principal amount thereof, declining ratably to par on and after March 1, 2008.

On December 17, 2004, HI completed an offering of $175 million of its 7.375% senior subordinated notes due 2015 and €135 million of its 7.5% senior subordinated notes due 2015 (the “HI Senior Subordinated Notes due 2015”). HI used all of the net proceeds to redeem part of its outstanding 10.125% senior subordinated notes due 2009 (the “HI Senior Subordinated Notes due 2009” and, together with the HI Senior Subordinated Notes due 2015, the “HI Senior Subordinated Notes”). Prior to the partial redemptions of the HI Senior Subordinated Notes due 2009 discussed below, HI had outstanding $600 million and €450 million ($559.6 million, which includes $5.2 million of unamortized premium). The HI Senior Subordinated Notes due 2009 became redeemable on July 1, 2004 at 105.063% of the principal amount thereof, which declines ratably to par on and after July 1, 2007. In advance of the issuance of the HI Senior Subordinated Notes due 2015, HI gave notice that it would redeem $231 million and €77 million of Senior Subordinated Notes due 2009 on December 31, 2004 and $2.9 million and €1.0 million of Senior Subordinated Notes due 2009 on January 3, 2005. HI completed these redemptions as scheduled. In connection with these redemptions, HI paid approximately $17.0 million and $0.2 million in U.S. dollar equivalents in redemption premiums on December 31, 2004 and January 3, 2005, respectively.

As of December 31, 2004, following the December 31, 2004 partial redemption of the HI Senior Subordinated Notes due 2009, HI has outstanding $369 million and €373 million of Senior Subordinated Notes due 2009 and $175 million and €135 million of Senior Subordinated Notes due 2015, for a combined total of $544 million and €508 million of Senior Subordinated Notes plus $5.3 million of unamortized premium. Following the January 3, 2005 partial redemption, HI has outstanding $366.1 million and €372 million of Senior Subordinated Notes due 2009 and $175 million and €135 million of Senior Subordinated Notes due 2015, for a combined total of $541.1 million and €507 million of Senior Subordinated Notes plus $5.3 million of unamortized premium. The $175 million and €135 million HI Senior Subordinated Notes due 2015 are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount thereof, which declines ratably to par on and after January 1, 2013. In addition, at any time prior to January 1, 2008, HI may redeem up to 40% of the aggregate principal amount of the $175 million and €135 million Senior Subordinated Notes due 2015 at redemption prices of 107.375% and 107.5% plus accrued and unpaid interest, respectively, with the net cash proceeds of a qualified equity offering. The HI Senior Subordinated Notes are unsecured and interest is payable semi-annually in January and July of each year.

On December 10, 2004, HI entered into a cross-currency swap. The cross-currency swap requires HI to pay euros and receive U.S. dollars at the maturity date of January 1, 2010. The U.S. dollar notional amount is $175 million and bears interest at a fixed rate of 7.375%, payable semiannually on January 1 and July 1. The euro notional amount is approximately €132 million and bears interest at a blended fixed rate of approximately 6.63%, payable semi-annually on January 1 and July 1.

The HI Senior Notes and the HI Senior Subordinated Notes contain covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. They also contain a change of control provision requiring HI to offer to repurchase the HI Senior Notes and the HI Subordinated Notes upon a change of control. Management believes that HI was in compliance with the covenants of the HI Senior Notes and the HI Senior Subordinated Notes as of December 31, 2004.

OTHER DEBT HI maintains a $25 million multicurrency overdraft facility for its European subsidiaries (the “HI European Overdraft Facility”), all of which was available as of December 31, 2004. As of December 31, 2003, HI had approximately $7.5 million outstanding under the HI European Overdraft Facility included within trade payables. The HI European Overdraft Facility is used for daily working capital needs.

Included within other debt is debt associated with one of HI’s Chinese MDI joint ventures. In January 2003, HI entered into a joint venture agreement with Shanghai Chlor-Alkali Chemical Company, Ltd. to build MDI production facilities near Shanghai, China. HI owns 70% of Huntsman Polyurethanes Shanghai Ltd. (the “Consolidated Chinese Splitting JV”), which is a consolidated affiliate. On September 19, 2003, the Consolidated Chinese Splitting JV obtained secured financing for the construction of the production facilities, consisting of various committed loans in the aggregate amount of approximately $119 million in U.S. dollar equivalents. As of December 31, 2004, there were $8.0 million outstanding in U.S. dollar borrowings and 20.0 million in RMB borrowings ($2.4 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2004, the interest rate for U.S. dollar borrowings was approximately 3.1% and 5.5% for RMB borrowings. The loans are secured by substantially all the assets of the Consolidated Chinese Splitting JV and will be repaid in 16 semi-annual installments, beginning no later than June 30, 2007. The financing is non-recourse to HI, but is guaranteed during the construction phase by affiliates of the Consolidated Chinese Splitting JV, including the Company, as the successor to Huntsman Holdings. The Company has unconditionally guaranteed 70% of any amounts due and unpaid by the Consolidated Chinese Splitting JV under the loans described above (except for the VAT facility, which is not guaranteed). The Company’s guarantees remain in effect until the Consolidated Chinese Splitting JV has (i) commenced production of at least 70% of capacity for at least 30 days, and (ii) achieved a debt service cover ratio of at least 1.5:1.

HIH Debt

Senior Discount Notes and Senior Subordinated Discount Notes (HIH Discount Notes)

On June 30, 1999, HIH issued senior discount notes (“HIH Senior Discount Notes”) and senior subordinated discount notes (the “HIH Senior Subordinated Discount Notes” and, collectively with the HIH Senior Discount Notes, the “HIH Discount Notes”) to ICI with initial stated values of $242.7 million and $265.3 million, respectively. The HIH Discount Notes are due December 31, 2009. Interest on the HIH Discount Notes is paid in kind. The effective interest rate is 13.4%. The HIH Discount Notes contain limits on the incurrence of debt, restricted payments, liens, transactions with affiliates, and merger and sales of assets. Management believes that HIH was in compliance with the covenants of the HIH Discount Notes as of December 31, 2004.

Interest on the HIH Senior Discount Notes accrues at 13.375% per annum. The HIH Senior Discount Notes are redeemable after July 1, 2004 at 106.688% of the principal amount thereof, declining ratably to par on and after July 1, 2007. As a result of the Company’s initial public offering, HIH redeemed 89.5% or approximately $452.3 million, of accreted value as of February 28, 2005 and paid call premiums of approximately $30.2 million. In order to make this partial redemption, HIH received a contribution of $447.5 million from the Company resulting from proceeds of the initial public offering and HIH received $35.0 million as a restricted payment made by HI in the form of a dividend. On March 14, 2005 HIH will redeem the remaining HIH Senior Discount Notes, in full, at an accreted value of approximately $53.4 million and it will pay call premiums of approximately $3.6 million. In order to make this redemption, HIH will receive a contribution from the Company resulting from proceeds of its initial public offering.

The HIH Senior Subordinated Discount Notes have a stated rate of 8% that was reset to a market rate of 13.125% effective September 30, 2004. For financial reporting purposes, the HIH Senior Subordinated Discount Notes were initially recorded at their estimated fair value of $223 million based upon prevailing market rates at June 30, 1999. On December 31, 2001, the terms of the HIH Senior Subordinated Discount Notes were modified, resulting in a significant decrease in the present value of the debt and, as a result, the modification was treated effectively as an extinguishment and reissuance of the debt. The debt was recorded using a 16% interest rate, the estimated market rate for the debt as of December 20, 2001. The effective interest rate is 13.1%. In connection with the financial restructuring of Huntsman LLC on September 30, 2002, MatlinPatterson contributed its interest in the HIH Senior Subordinated Discount Notes to HMP. On May 9, 2003, HMP completed the purchase of the HIH Senior Subordinated Discount Notes from ICI. As of December 31, 2004, the HIH Senior Subordinated Discount Notes were held by HMP. On February 28, 2005, HMP contributed the HIH Senior Subordinated Discount Notes at an accreted value of $422.8 million to HIH in exchange for equity in HIH.

As of December 31, 2004 and 2003, the HIH Senior Discount Notes included $251.9 million and $191.9 million of accrued interest, respectively. As of December 31, 2004, the HIH Senior Subordinated Discount Notes included $13.1 million of accrued interest since the September 30, 2004 reset date when $135.3 million of accrued interest was added to principal for a reset principal balance of $400.6 million. As of December 31, 2003, the HIH Senior Subordinated Discount Notes included $112.3 million of accrued interest and $19.2 million of discount.

AdMat Debt

Revolving Credit Facility (AdMat Revolving Credit Facility)

On June 30, 2003, AdMat entered into the AdMat Revolving Credit Facility that provides up to $60 million of borrowings and is secured by a first lien on substantially all of AdMat’s assets and those of certain of its subsidiaries. The collateral includes substantially all real property and equipment relating to AdMat’s manufacturing plants located at Bergkamen, Germany; Monthey, Switzerland; McIntosh, Alabama; and Duxford, U.K. The collateral also includes certain capital stock and intercompany notes of certain subsidiaries of AdMat, and certain other assets, principally including inventory and accounts receivable. AdMat’s obligations under the AdMat Revolving Credit Facility have been initially guaranteed by all of AdMat’s U.S. subsidiaries and certain of its non-U.S. subsidiaries (collectively, the “AdMat Guarantors”). The agent for the lenders under the AdMat Revolving Credit Facility and the trustee under the indenture governing the AdMat Senior Secured Notes are parties to an intercreditor agreement (the “AdMat Intercreditor Agreement”).

The AdMat Revolving Credit Facility matures on June 30, 2007. Interest rates, at AdMat’s option, are based upon either a eurocurrency rate (LIBOR) or a base rate (prime), plus an applicable spread. The applicable spreads vary based on a pricing grid. In the case of the eurocurrency based loans, spreads range from 3.0% to 4.5% per annum, depending on whether specified conditions have been satisfied, and, in the case of base rate loans, from 2.0% to 3.5% per annum. As of December 31, 2004, AdMat had nothing drawn on the AdMat Revolving Credit Facility and had approximately $10.1 million of letters of credit issued and outstanding under the AdMat Revolving Credit Facility.

The AdMat Revolving Credit Facility contains covenants relating to incurrence of additional debt, purchase and sale of assets, limitations on investments, affiliate transactions, change in control and maintenance of certain financial ratios. The financial covenants include a leverage ratio, fixed charge coverage ratio and a limit on capital expenditures. The AdMat Revolving Credit Facility also limits the payment of dividends and distributions generally to the amount required by AdMat’s members to pay income taxes. Management believes that AdMat is in compliance with the covenants of the AdMat Revolving Credit Facility as of December 31, 2004.

There are no scheduled debt amortization payments on the AdMat Revolving Credit Facility until its maturity date.

The AdMat Revolving Credit Facility allows AdMat to borrow up to $20 million for letters of credit; however, the $60 million revolving credit facility is reduced dollar-for-dollar by any letters of credit outstanding.

Senior Secured Notes (AdMat Senior Secured Notes)

In connection with the AdMat Transaction, on June 30, 2003, AdMat issued $250 million of Fixed Rate Notes due 2010 and $100 million of Floating Rate Notes due 2008. The $250 million Fixed Rate Notes bear a fixed rate of interest of 11%, and the Floating Rate Notes bear interest at a rate per annum equal to LIBOR plus 8.0%, subject to a floor with respect to LIBOR of 2.0%. As of December 31, 2004, the interest rate on the Floating Rate Notes was 10%. Interest on the Floating Rate Notes resets semi-annually. The $100 million Floating Rate Notes were issued with an original issue discount of 2.0%, or for $98 million. The $2 million discount is being amortized to interest expense over the term of the Floating Rate Notes. Interest is payable on the AdMat Senior Secured Notes semiannually on January 15 and July 15 of each year. The effective interest rate on the AdMat Floating Rate Notes was 10.3% for the year ended December 31, 2004, excluding the impact of additional interest discussed below.

The AdMat Senior Secured Notes are secured by a second lien, subject to the AdMat Intercreditor Agreement, on substantially all of the assets that secure the AdMat Revolving Credit Facility. The AdMat Senior Secured Notes effectively rank senior in right of payment to all existing and future obligations of AdMat that are unsecured or secured by liens on the collateral junior to the liens securing the AdMat Senior Secured Notes. The AdMat Senior Secured Notes are initially guaranteed on a senior basis by the AdMat Guarantors and are also supported by liens on substantially all of the assets of the AdMat Guarantors.

The AdMat Fixed Rate Notes are redeemable on or after July 15, 2007 at the option of AdMat at a price declining ratably from 105.5% to 100.0% of par value by the year 2009. The AdMat Floating Rate Notes are redeemable on or after July 15, 2005 at the option of AdMat at a price declining ratably from 105.0% to 100.0% of par value by the year 2007. At any time prior to July 15, 2007 for the AdMat Fixed Rate Notes and July 15, 2005 for the AdMat Floating Rate Notes, AdMat may redeem all or part of such notes at 100% of their principal amount, plus a “make whole” premium, as defined in the indenture. In addition, at any time prior to July 15, 2006 for the AdMat Fixed Rate Notes and July 15, 2005 for the AdMat Floating Rate Notes, AdMat may redeem up to 35% of the aggregate principal amount of the AdMat Senior Secured Notes at a redemption price of 111% of the principal thereof with the net cash proceeds of one or more qualified equity offerings, subject to certain conditions and limitations.

The indenture governing the AdMat Senior Secured Notes contains covenants relating to the incurrence of debt, limitations on distributions, asset sales and affiliate transactions, among other things. The indenture also contains a change of control provision requiring AdMat to offer to repurchase the AdMat Senior Secured Notes upon a change of control. Management believes that AdMat was in compliance with the covenants of the indenture as of December 31, 2004.

Under the terms of a registration rights agreement among AdMat, the AdMat Guarantors and the initial purchasers of the AdMat Senior Secured Notes, AdMat was required to cause a registration statement relating to an exchange offer for the AdMat Senior Secured Notes to become effective on or before July 9, 2004 (the “Effectiveness Date”) and to complete the exchange offer on or before August 23, 2004 (the “Completion Date”). Due to a delay in the completion of predecessor company prior period audited financial statements for certain of AdMat’s subsidiaries, the registration statement did not become effective by the Effectiveness Date and the exchange offer was not completed by the Completion Date. Accordingly, under the registration rights agreement, AdMat was required to pay additional interest on the AdMat Senior Secured Notes at a rate of 0.25% per annum for the first 90-day period following the Effectiveness Date and 0.50% for the second 90-day period and is currently paying additional interest at a rate of 0.75% per year. Once the registration statement becomes effective, AdMat will be required to continue paying additional interest until the exchange offer is completed. AdMat filed an amended registration statement on December 22, 2004 and expects to file a second amended registration statement late in the first quarter of 2005. AdMat expects that the exchange offer will be completed approximately 30 days after the registration statement becomes effective.

There are no scheduled debt amortization payments on the AdMat Senior Secured Notes until their maturity date.

OTHER DEBT As of December 31, 2004, AdMat had $1 million debt outstanding under credit facilities in Brazil. These facilities are primarily revolving credit lines that support the working capital needs of the business and the issuance of certain letters of credit and guarantees. A portion of the other debt is backed by letters of credit issued and outstanding under the AdMat Revolving Credit Facility.

Maturities

The scheduled maturities of the Company’s debt, after giving effect to the repayment of debt from the proceeds of the initial public offering of the Company’s common and preferred stock, are as follows (dollars in millions):

Year Ended December 31:
2005	$37.5
2006	34.7
2007	134.3
2008	634.7
2009	1,991.7
Later Years	3,466.6
$6,299.5

13. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company is exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, the Company enters into transactions, including transactions involving derivative instruments, to manage interest rate exposure, but does not currently hedge for movements in commodities or foreign exchange rates. The Company manages interest rate exposure through a program designed to reduce the impact of fluctuations in variable interest rates and to meet the requirements of certain credit agreements.

Interest Rate Hedging

Through the Company’s borrowing activities, it is exposed to interest rate risk. Such risk arises due to the structure of the Company’s debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities as well as entering into interest rate swaps, collars and options.

As of December 31, 2004 and 2003, the Company had entered into various types of interest rate contracts to manage its interest rate risk on its long-term debt as indicated below (dollars in millions):

	December 31,
	2004	2003
Pay fixed swaps
Notional amount	$184.3	$447.5
Fair value asset (liability)	(3.2)	(14.4)
Weighted average pay rate	4.44%	5.49%
Maturing	2005-2007	2004-2007
Interest rate collars
Notional amount	$—	$150.0
Fair value	—	(4.8)
Weighted average cap rate	—	7.00%
Weighted average floor rate	—	6.25%
Maturing	—	2004

The Company purchases both interest rate swaps and interest rate collars to reduce the impact of changes in interest rates on its floating rate long-term debt. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount. The collars entitle the Company to receive from the counterparties (major banks) the amounts, if any, by which the Company’s interest payments on certain of its floating rate borrowings exceed a certain rate, and require the Company to pay to the counterparties (major banks) the amount, if any, by which the Company’s interest payments on certain of its floating rate borrowings are less than a certain rate.

Interest rate contracts with a fair value of $3.2 million and $19.2 million were recorded as a component of other noncurrent liabilities as of December 31, 2004 and 2003, respectively. The fair value of cash flow hedges and interest rate contracts not designated as hedges are $2.0 million and $1.2 million as of December 31, 2004 and $13.0 million as of December 31, 2003. The changes in the fair value of cash flow hedges resulted in a $0.2 million decrease in interest expense, a $4.8 million decrease in interest expense and a $3.4 million increase in interest expense, and a $4.5 million decrease, a $12.4 million decrease, and a $3.5 million increase in other comprehensive income for the year ended December 31, 2004, 2003 and 2002, respectively. The changes in the fair value of interest rate contracts not designated as hedges resulted in a $4.9 million increase in expense, a $6.5 million decrease in interest expense and a $3.5 million increase in interest expense for the year ended December 31, 2004, 2003 and 2002, respectively.

The Company is exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. The Company anticipates, however, that the counterparties will be able to fully satisfy obligations under the contracts. Market risk arises from changes in interest rates.

Commodity Price Hedging

As of December 31, 2004, there was $0.1 million included in other current assets and accrued liabilities related to cash flow commodity price hedging contracts recorded in other current assets and other comprehensive income.

As of December 31, 2004, commodity price hedging contracts designated as fair value hedges are included in the balance sheet as $1.5 million in other current assets and $1.8 million decrease in inventory. As of December 31, 2003, cash flow commodity price hedging contracts designated as fair value hedges included in the balance sheet as an increase of $0.8 million to other current liabilities and an increase in inventory of $0.5 million.

Commodity price contracts not designated as hedges are reflected in the balance sheet as $5.6 million and $1.8 million in other current assets and liabilities, respectively, as of December 31, 2004 and as $0.5 million and $0.3 million in other current assets and liabilities, respectively, as of December 31, 2003.

During the year ended December 31, 2004, 2003 and 2002, the Company recorded an increase of $2.4 million, $1.2 million and $3.5 million, respectively, in cost of goods sold related to net gains and losses from settled contracts, net gains and losses in fair value price hedges, and the change in fair value on commodity price hedging contracts not designated as hedges.

Foreign Currency Rate Hedging

The Company may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. These contracts are not designated as hedges for financial reporting purposes and are recorded at fair value. As of December 31, 2004 and 2003 and for the year ended December 31, 2004, 2003 and 2002 the fair value, change in fair value, and realized gains (losses) of outstanding foreign currency rate hedging contracts was not material.

Net Investment Hedging

The Company has designated all of its euro-denominated debt as a hedge of its net investments in foreign operations. Currency effects of net investment hedges produced a loss of $45.2 million, a loss of $93.6 million, and loss of $95.9 million in other comprehensive income (loss) (foreign currency translation adjustments) for the year ended December 31, 2004, 2003 and 2002, respectively. As of December 31, 2004 and December 31, 2003, there was a cumulative net loss of approximately $171.5 million and $126.3 million, respectively.

On December 10, 2004, the Company entered into a cross-currency swap. The cross-currency swap requires the Company to pay euros and receive U.S. dollars at the maturity date of January 1, 2010. The U.S. dollar notional amount is $175 million and bears interest at a fixed rate of 7.375%, payable semiannually on January 1 and July 1. The euro notional amount is approximately €132 million and bears interest at a blended fixed rate of approximately 6.63%, payable semiannually on January 1 and July 1. The Company has designated this cross-currency swap as a hedge of its net investment in euro-denominated operations.

14. OPERATING LEASES

The Company leases certain railcars, aircraft, equipment and facilities under long-term lease agreements. The total expense recorded under operating lease agreements in the accompanying consolidated statements of operations is approximately $55.2 million, $38.4 million and $36.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

Future minimum lease payments under operating leases as of December 31, 2004 are as follows (dollars in millions):

Year Ending December 31:
2005	$47.8
2006	40.5
2007	33.4
2008	27.2
2009	25.0
Thereafter	108.1
$282.0

15. INCOME TAXES

The following is a summary of U.S. and non-U.S. provisions for current and deferred income taxes (dollars in millions):

	For the Year Ended December 31,
	2004	2003	2002
Income tax expense (benefit):
U.S.
Current	$11.1	$8.4	$8.1
Deferred	(2.2)	(12.8)	—
Non-U.S.
Current	24.3	26.0	0.4
Deferred	(62.3)	9.2	—
Total	$(29.1)	$30.8	$8.5

The following schedule reconciles the differences between the United States federal income taxes at the United States statutory rate to the Company’s provision (benefit) for income taxes (dollars in millions):

	For the Year Ended December 31,
	2004	2003	2002
Loss from continuing operations before income tax	$(241.8)	$(287.9)	$(154.6)
Expected benefit at U.S. statutory rate of 35%	$(84.6)	$(100.8)	$(54.1)
Change resulting from:
State taxes (benefit) net of federal benefit	2.6	(5.6)	(4.6)
Effects of non-U.S. operations and tax rate differential	(37.4)	(1.5)	5.3
Equity method of accounting	—	5.2	14.9
Incremental U.S. tax on non-U.S. income	28.4	1.6	—
Cancellation of indebtedness income	—	—	73.8
Tax authority audits	2.3	3.6	22.9
Change in valuation allowance	69.7	123.9	(59.4)
Other-net	(10.1)	4.4	9.7
Total income tax (benefit) expense	$(29.1)	$30.8	$8.5

The components of (losses) earnings from continuing operations before taxes were as follows (dollars in millions):

	For the Year Ended December 31,
	2004	2003	2002
Loss before income taxes:
U.S.	$(155.4)	$(200.1)	$(154.2)
Non-U.S.	(86.4)	(87.8)	(0.4)
Total	$(241.8)	$(287.9)	$(154.6)

Subsequent to the AdMat Transaction, substantially all non-U.S. operations of AdMat are treated as branches of the Company for U.S. income tax purposes and are, therefore, subject to both U.S. and non-U.S. income tax. The pre-tax income by jurisdictional location and the preceding analysis of the income tax provision by taxing jurisdiction may, therefore, not be directly related.

Components of deferred income tax assets and liabilities are as follows (dollars in millions):

	December 31,
	2004	2003
Deferred income tax assets:
Net operating loss and AMT credit carryforwards	$1,217.8	$1,212.7
Employee benefits	96.3	65.1
Intangible assets	190.7	148.5
Other—net	55.0	58.6
Total	1,559.8	1,484.9
Deferred income tax liabilities:
Tax depreciation in excess of book depreciation	(889.5)	(1,000.9)
Other—net	(10.5)	(87.1)
Total	(900.0)	(1,088.0)
Net deferred tax asset before valuation allowance	659.8	396.9
Valuation allowance	(842.1)	(603.3)
Net deferred tax liability	$(182.3)	$(206.4)
Current tax asset	$11.9	$14.7
Current tax liability	(10.8)	(15.1)
Non-current tax asset	34.5	28.8
Non-current tax liability	(217.9)	(234.8)
Total	$(182.3)	$(206.4)

As of December 31, 2004, the Company has U.S. federal net operating loss carryforwards (“NOLs”) of $1,352.9 million. The U.S. NOLs begin to expire in 2018 and fully expire in 2024. The Company also has NOLs of $2,240.0 million in various non-U.S. jurisdictions. While the majority of the non-U.S. NOLs have no expiration date, $353.7 million have a limited life and begin to expire in 2006.

Included in the $2,240.0 million of non-U.S. NOLs is $1,122.7 million attributable to AdMat’s Luxembourg entities. As of December 31, 2004, there is a valuation allowance of $318.5 million against these net tax-effected NOLs of $336.8 million. The Company is currently exploring initiatives that could result in the dissolution of these entities. The net operating loss carryforwards of these entities would be lost on dissolution.

The Company has a valuation allowance against its entire U.S. and a material portion of its non-U.S. net deferred tax assets. A future valuation allowance reversal of $3.7 million will reduce goodwill and other noncurrent intangibles. During the year ended December 31, 2004, the Company reversed valuation allowances of $26.6 million, which were used to reduce noncurrent intangibles. Additionally, included in the deferred tax assets at December 31, 2004 is approximately $7.7 million of cumulative tax benefit related to equity transactions which will be credited to stockholders’ equity when realized, after all other valuation allowances have been reversed.

The Company and AdMat are subject to the “ownership change” rules of Section 382 of the Internal Revenue Code. Under these rules, the use of the NOLs by the Company and AdMat could be limited in tax periods following the date of the ownership change. Based upon the existence of significant tax “built-in income” items, the effect of the ownership change rules on the ability to utilize the NOLs is not anticipated to be material.

During the twelve months ended December 31, 2004, included in the $37.4 million “Effects of non-U.S. operations and tax rate differential” above is approximately $28.3 million of non-recurring items including amounts associated with enacted changes in tax rates, the expiration of tax statute of limitations as well as the reversal of previously established contingency reserves.

For non-U.S. entities that are not treated as branches for U.S. tax purposes, the Company does not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. The undistributed earnings of foreign subsidiaries that are deemed to be permanently invested were $30.0 million at December 31, 2004. It is not practicable to determine the unrecognized deferred tax liability on those earnings.

As a matter of course, the Company’s subsidiaries are regularly audited by various taxing authorities in both the U.S. and numerous non-U.S. jurisdictions. The Company believes adequate provision has been made for all outstanding issues for all open years.

16. OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income consisted of the following (dollars in millions):

					HIH
	December 31, 2004		December 31, 2003		May 1, 2003	December 31, 2002
	Accumulated Income (Loss)	Income (Loss)	Accumulated Income (Loss)	Income (Loss)	Accumulated Income (Loss)	Accumulated Income (Loss)	Income (Loss)
Foreign currency translation adjustments (net of investment hedges) and net of tax of $18.3 million as of both December 31, 2004 and 2003	$333.6	$67.1	$167.1	$193.3	$(13.2)	$(11.9)	$(8.5)
Unrealized loss on non-qualified plan investments	0.9	0.3	0.6	0.6	—	—	—
Unrealized loss on derivative instruments	(5.2)	8.3	(13.5)	13.9	(13.2)	(15.3)	(5.9)
Cumulative effect of accounting change	—	—	(1.1)	—	(1.1)
Minimum pension liability, net of tax of $14.2 million and $29.9 million as of December 31, 2004 and 2003, respectively	(152.1)	(5.7)	(95.2)	14.0	(87.5)	(22.0)	(17.2)
Minimum pension liability unconsolidated affiliate	(6.6)	(1.0)	(5.6)	(0.2)	(5.4)
Unrealized loss on securities	1.2	1.0	0.2	3.3	(2.8)
Other comprehensive income (loss) of minority interest	(74.4)	(73.9)	(0.5)	(0.5)	—	—	—
Other comprehensive income (loss) of unconsolidated affiliates	83.6	74.4	9.2	17.2	73.9	(81.9)	41.8
Total	$181.0	$70.5	$61.2	$241.6	$(49.3)	$(131.1)	$10.2

Items of other comprehensive income of the Company and its consolidated affiliates have been recorded net of tax, with the exception of the SFAS No. 52 adjustments related to subsidiaries with earnings treated as permanently reinvested. The tax effect in other comprehensive income is determined based upon the jurisdiction in which the income or loss is recognized and is net of valuation allowances.

17. REDEEMABLE PREFERRED MEMBERS’ INTEREST

On September 30, 2002, the Company authorized the issuance of 18% cumulative preferred members’ interest. The preferred members’ interest has a liquidation preference of $395.0 million and is entitled to a cumulative preferred return equal to 18% per annum, compounded annually. The Company has the right to redeem the preferred members’ interest after five years, for an amount equal to the unpaid liquidation preference plus any unpaid preferred return.

As of December 31, 2004, the accumulated liquidation preference was $574.8 million. The preferred members’ interest does not have voting rights. After 10 years, at the option of the preferred member, the preferred members’ interest is redeemable for an amount equal to the unpaid liquidation plus any unpaid preferred return.

18. COMMON INTERESTS AND TRACKING

PREFERRED INTERESTS

All common interests and tracking preferred interests were exchanged for common stock in connection with the initial public offering of common stock on February 16, 2005 (See Note 1).

Common Interests

On September 30, 2002, the Company authorized and issued 10,000,000 Class A Common Units and 10,000,000 million Class B Common Units. Both Class A Common Units and Class B Common Units have equal rights in the management of the

Company and share ordinary profits and losses equally. There are, however, special provisions governing distributions of proceeds until a certain specified level of proceeds have been distributed after which proceeds are distributed equally.

On September 30, 2002, the holders of the preferred and common stock in Huntsman LLC contributed their shares for Class B Common Units of Huntsman Holdings and a membership interest in Huntsman Holdings Preferred Member, LLC (“HHPM”). Because the exchange transactions were with related entities, the exchange was recorded at historical carrying values. Concurrent with this exchange, MatlinPatterson, Consolidated Press Holdings (“CPH”), and certain affiliated entities completed additional cash and non-cash capital contributions in exchange for Class A Common Units of Huntsman Holdings and membership interests in HHPM. The members of HHPM then contributed their aggregate membership interests in exchange for the Preferred Member’s Interest of Huntsman Holdings. See “Note 1. General—HLLC Restructuring.”

Tracking Preferred Interests

On June 30, 2003, a subsidiary of the Company authorized and issued four series of tracking preferred interests (Series A, B, C, and D), that track the performance of the AdMat business (collectively, “Tracking Preferred Interests”). The Series A Tracking Preferred Interests have a liquidation preference equal to $128.3 million. The Series B Tracking Preferred Interests have a liquidation preference equal to $77.0 million, reduced by the amount of certain distributions to the holders of certain Class A Common Units. The Series C Tracking Preferred Interests have a liquidation preference equal to $231.0 million. The Series D Tracking Preferred Interests have a liquidation preference equal to $77.0 million, reduced by the amount of certain distributions to the holders of certain Class A Common Units. The Tracking Preferred Interests are not entitled to any return other than their liquidation preferences. The liquidation preferences are limited to the underlying investment in the AdMat business. The Tracking Preferred Interests do not have voting rights, and may be redeemed by the Company in connection with certain sale transactions for an amount equal to their unpaid liquidation preferences.

19. EMPLOYEE BENEFIT PLANS

Defined Benefit and Other Postretirement Benefit Plans

The Company’s employees participate in a trusteed, noncontributory defined benefit pension plan (the “Plan”) that covers substantially all full-time U.S. employees of the Company. The Plan provides benefits based on years of service and final average salary. However, effective July 1, 2004, the existing Plan formula for employees not covered by a collective bargaining agreement was converted to a cash balance design. For represented employees, participation in the cash balance design is subject to the terms of negotiated contracts, and as of July 1, 2004, one collectively bargained unit had negotiated to participate. For participating employees, benefits accrued as of June 30, 2004 under the prior formula were converted to opening cash balance accounts. The new cash balance benefit formula provides annual pay credits from 4% to 12% of eligible pay, depending on age and service, plus accrued interest. Participants in the plan on July 1, 2004 may be eligible for additional annual pay credits from 1% to 8%, depending on their age and service as of that date, for up to five years. The conversion to the cash balance plan did not have a significant impact on the accrued benefit liability, the funded status or ongoing pension expense.

The Company also sponsors two unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits. In 2003, the health care trend rate used to measure the expected increase in the cost of benefits was assumed to be 10% decreasing to 5% after 2007.

In May 2004, the FASB issued FASB Staff Position (“FSP”) No. 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003.” The FSP provides accounting guidance for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) to a sponsor of a postretirement health care plan. On July 1, 2004, the Company adopted the provisions of FSP No. 106-2. The adoption of FSP No. 106-2 reduced the Company’s non-pension postretirement accumulated benefit obligation by approximately $4.7 million, which has been recognized as a change in the Company’s unrecognized actuarial gain/loss. The adoption of FSP No. 106-2 reduced the net periodic postretirement benefit cost recognized during the period ended December 31, 2004 by approximately $0.5 million.

The following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheets at December 31, 2004 and 2003 (dollars in millions):

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2004		2003		2004		2003
	U.S Plans.	Non-U.S Plans	U.S Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in benefit obligation
Benefit obligation at beginning of year	$483.2	$1,654.6	$337.3	$—	$140.8	$4.2	$111.4	$3.5
Service cost	19.0	45.1	14.2	27.2	3.3	—	3.3	—
Interest cost	30.8	86.9	26.0	46.6	7.5	0.3	8.2	0.2
Participant contributions	—	5.2	—	3.1	—	—	—	—
Plan amendments	(58.8)	(0.3)	0.1	0.2	—	—	(16.8)	—
Acquisitions of HI	—	—	84.3	1,401.1	—	—	16.2	—
Exchange rate changes	—		—	160.5	—	—	—
Settlements/transfers	—	(1.2)	—	—	—	—	—	—
Other	—	3.3	—	17.9	—	—	—	—
Curtailments	—	(1.3)	—	(1.3)	—	(0.1)	—	—
Special termination benefits	—	10.7	—	6.6	—	—	—	—
Actuarial (gain)/loss	39.1	285.7	41.8	26.6	(14.2)	0.3	26.7	0.9
Benefits paid	(23.7)	(67.9)	(20.5)	(33.9)	(10.5)	(0.4)	(8.2)	(0.4)
Benefit obligation at end of year	$489.6	$2,020.8	$483.2	$1,654.6	$126.9	$4.3	$140.8	$4.2
Change in plan assets
Fair value of plan assets at beginning of year	$257.8	$1,345.1	$159.6	$—	$—	$—	$—	$—
Actual return on plan assets	34.9	149.3	49.0	88.5
Adjustments to opening value	—	(4.3)	—	—	—	—	—	—
Exchange rate changes	—	125.2	—	134.1	—	—	—	—
Acquisitions of HI	—	—	—	1,112.5	—	—	—	—
Participant contributions	—	5.2	—	3.1	—	—	—	—
Other	—	(2.3)	—	11.8	—	—	—	—
Administrative expenses	—	(0.8)	—	(0.7)	—	—	—	—
Company contributions	28.9	59.0	47.6	27.7	10.5	0.4	8.2	0.3
Settlements/Transfers	—	(1.1)	22.1	2.0
Benefits paid	(23.7)	(67.9)	(20.5)	(33.9)	(10.5)	(0.4)	(8.2)	(0.3)
Fair value of plan assets at end of year	$297.9	$1,607.4	$257.8	$1,345.1	$—	$—	$—	$—
Funded status
Funded status	$(191.7)	$(413.4)	$(225.4)	$(309.5)	$(126.9)	$(4.3)	$(140.8)	$(4.2)
Unrecognized net actuarial (gain)/loss	119.7	3.3	98.1	3.9	59.3	1.1	77.0	1.2
Unrecognized prior service (credit) cost	(52.3)	552.3	7.5	426.7	(17.8)	—	(19.7)	—
Unrecognized net transition obligation	3.9	5.6	5.0	6.4	—	0.2	—	0.2
Accrued benefit cost	$(120.4)	$147.8	$(114.8)	$127.5	$(85.4)	$(3.0)	$(83.5)	$(2.8)
Amounts recognized in balance sheet
Accrued benefit cost recognized in accrued liabilities and other noncurrent liabilities	$(173.6)	$(241.1)	$(150.3)	$(216.7)	$(85.4)	$(3.0)	$(83.5)	$(2.8)
Prepaid pension cost	0.8	266.4	0.6	235.2	—	—	—	—
Intangible asset	4.1	4.5	12.8	6.0	—	—	—	—
Accumulated other comprehensive income	48.3	118.0	22.1	103.0	—	—	—	—
Accrued benefit cost	$(120.4)	$147.8	$(114.8)	$127.5	$(85.4)	$(3.0)	$(83.5)	$(2.8)

Components of the net periodic benefit costs for the years ended December 31, 2004, 2003 and 2002 are as follows (dollars in millions):

	Defined Benefit Plans					Other Postretirement Benefit Plans
	U.S. Plans			Non-U.S. Plans	Non-U.S. Plans	U.S. Plans			Non-U.S Plans	Non-U.S. Plans
	2004	2003	2002	2004	2003	2004	2003	2002	2004	2003
Service cost	$19.0	$14.2	$10.5	$45.1	$27.2	$3.3	$3.3	$2.6	$—	$—
Interest cost	30.8	26.0	21.8	86.9	46.6	7.5	8.2	7.2	0.3	0.2
Expected return on assets	(22.1)	(18.1)	(15.5)	(96.4)	(49.0)	—	—	—	—	—
Amortization of transition obligation	1.1	1.1	1.1	0.7	0.6	—	—	0.1	—	—
Amortization of prior service cost	0.9	0.9	0.9	0.5	0.4	(1.9)	(0.3)	(0.2)	—	—
Amortization of actuarial (gain)/loss	4.7	0.9	0.4	20.2	15.1	3.5	2.8	2.0	0.1	0.1
Net periodic benefit cost	$34.4	$25.0	$19.2	$57.0	$40.9	$12.4	$14.0	$11.7	$0.4	$0.3

The following assumptions were used in the above calculations:

	Defined Benefit Plans					Other Postretirement Benefit Plans
				Non-U.S.	Non-U.S.				Non-U.S.	Non-U.S.
	U.S. Plans			Plans	Plans	U.S. Plans			Plans	Plans
	2004	2003	2002	2004	2003	2004	2003	2002	2004	2003
Weighted-average assumptions as of
December 31:
Discount rate	6.00%	6.75%	6.75%	5.30%	5.49%	5.75%	6.00%	6.75%	6.25%	6.25%
Expected return on plan assets	8.25%	8.25%	8.25%	7.11%	7.29%	N/A	N/A	N/A	N/A	N/A
Rate of compensation increase	4.00%	4.00%	4.00%	3.58%	3.76%	4.00%	4.00%	4.00%	4.06%	3.76%

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the defined benefit plans with accumulated benefit obligations in excess of plan assets were as follows (dollars in millions):

	U.S. Plans		Non-U.S. Plans
	2004	2003	2004	2003
Projected benefit obligation	$489.6	$483.2	$2,020.8	$1,654.6
Accumulated benefit obligation	468.1	402.6	1,645.3	1,370.2
Fair value of plan assets	297.9	257.8	1,607.4	1,345.1

Expected future contributions and benefit payments are as follows for the U.S. plans (dollars in millions):

	Defined Benefit Plans	Other Postretirement Benefit Plans
2005 expected employer
contributions:
To plan trusts	$27.6	$10.6
To plan participants	4.1
Expected benefit payments:
2005	22.9	10.6
2006	24.3	10.5
2007	26.4	10.5
2008	28.6	10.5
2009	30.6	10.4
2010—2014	195.7	52.1

Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement benefit plans. A one-percent-point change in assumed health care cost trend rates would have the following effects (dollars in millions):

Asset Category	One-Percentage— Point Increase	One-Percentage— Point Decrease
Effect on total of service and interest cost	$1.5	$(1.2)
Effect on postretirement benefit obligation	$11.4	$(9.9)

The asset allocation for the Company’s pension plans at the end of 2004 and the target allocation for 2005, by asset category, follows. The fair value of plan assets for these plans was $1,905.3 million at the end of 2004. Based upon historical returns, the expectations of the Company’s investment committee and outside advisors, the expected long-term rate of return on these assets is estimated to be between 7.11% to 8.25%.

Asset Category	Target Allocation 2005	Allocation at December 31, 2004	Allocation at December 31, 2003
Large cap equities	25—35%	29%	28%
Small/Mid cap equities	15—25%	22%	21%
International equities	10—20%	16%	15%
Fixed income	15—25%	18%	19%
Real estate/other	10—20%	14%	5%
Cash	0— 5%	1%	12%
Total U.S. pension plans	—	100%	100%
Equities	59%	61%	59%
Fixed income	37%	34%	35%
Real estate	3%	3%	4%
Cash	1%	2%	2%
Total non-U.S. pension plans		100%	100%

Equity securities in the Company’s pension plans did not include any equity securities of the Company or its affiliates at the end of 2004.

The Company’s pension plan assets are managed by outside investment managers; assets are rebalanced based upon market opportunities and the consideration of transactions costs. The Company’s strategy with respect to pension assets is to pursue an investment plan that, over the long term is expected to protect the funded status of the plan, enhance the real purchasing power of plan assets, and not threaten the plan’s ability to meet currently committed obligations.

Defined Contribution Plans

The Company has a money purchase pension plan covering substantially all of its domestic employees who have completed at least two years of service. Employer contributions are made based on a percentage of employees’ earnings (ranging up to 8%).

The Company also has a salary deferral plan covering substantially all domestic employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. The Company contributes an amount equal to one-half of the participant’s contribution, not to exceed 2% of the participant’s compensation.

The Company’s total combined expense for the above defined contribution plans for the years ended December 31, 2004, 2003 and 2002 was approximately $20.7 million, $12.8 million and $11.9 million, respectively.

Supplemental Salary Deferral Plan and Supplemental Executive Retirement Plan

Effective January 1, 2003, the Company created the Huntsman Supplemental Savings Plan (“SSP”). This is a non-qualified plan covering key management employees of Huntsman LLC and its participating affiliates. This plan allows participants to defer amounts that would otherwise be paid as compensation. The participant can defer up to 50% of their salary and up to 82% of their bonus each year. This plan also provides benefits that would be provided under the Huntsman Salary Deferral Plan if that plan were not subject to legal limits on the amount of contributions that can be allocated to an individual in a single year.

During the year ended December 31 2004, 2003 and 2002, the Company expensed $0.5 million, $1.1 million and $0.4 million for the SSP and the SERP, respectively.

Equity Appreciation Rights Plan

Under the terms of the Equity Appreciation Rights Plan, the Company grants equity appreciation rights (“EARs”) to key management employees. The EARs vest at a rate of 25% per year, beginning with the first anniversary of the date of grant and can be exercised anytime within ten years of the date of grant. During the year ended December 31, 2001, 1,065,700 EARs were granted to employees. No awards were subsequently granted. The EARs entitle the employees to receive an amount equal to the increase in the value of a phantom share of Company stock since the date of the grant multiplied by the number of rights granted. There is no right under the EARs to receive any form of stock or equity interest in the Company or any other entity. Compensation expense is recorded for the increase in the value of the rights. No compensation expense was recorded for the years ended December 31, 2004, 2003 or 2002.

As of January 18, 2005, all of the EARs have been cancelled.

Stock-based Incentive Plan

In connection with the initial public offering of common and preferred stock on February 16, 2005, the Company adopted the Huntsman Stock Incentive Plan (the “Stock Incentive Plan”). The Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock, performance awards and other stock-based awards (“Awards”) to the Company’s employees, directors and consultants and to employees and consultants of the Company’s subsidiaries, provided that incentive stock options may be granted solely to employees.

A maximum of 21,590,909 shares of common stock may be delivered pursuant to the Awards under the Stock Incentive Plan.

In connection with the initial public offering on February 16, 2005, the Company granted to certain of its employees options to purchase an aggregate of 2,372,740 shares of common stock at an exercise price of $23 per share. These options vest one-third on each of the first, second and third anniversaries of the date of grant. The options will expire on the tenth anniversary of the date of grant.

Also in connection with the initial public offering on February 16, 2005, the Company granted an aggregate of 749,513 shares of restricted stock to certain of its employees. The restrictions will lapse with respect to one-third of the restricted shares on each of the first, second and third anniversaries of the date of grant. In connection with the issuance of these shares of restricted stock, the Company expects to recognize compensation expense of approximately $5.7 million annually over the vesting period.

International Plans

International employees are covered by various postemployment arrangements consistent with local practices and regulations. Such obligations are included in the consolidated financial statements in other long-term liabilities.

20. RELATED PARTY TRANSACTIONS

The accompanying consolidated financial statements of the Company include the following balances not otherwise disclosed with affiliates of the Company (dollars in millions):

	December 31,	December 31,
	2004	2003
Trade receivables:
Other unconsolidated affiliates	$9.4	$11.5
Other accounts payable: Other unconsolidated affiliates	35.7	25.2

Huntsman LLC shares services and resources with HIH and its subsidiaries. In accordance with various agreements with HIH, Huntsman LLC provides management and operating services and supplies certain raw materials. The accompanying consolidated financial statements of the Company include the following transactions not otherwise disclosed with affiliates, officers and employees of the Company (dollars in millions):

	Year Ended December 31,
	2004	2003	2002
Sales to:
HIH	$—	$76.3	$162.1
Other unconsolidated affiliates	47.6	14.4	4.1
Inventory purchases from:
HIH	—	53.0	57.7
Other unconsolidated affiliates	403.9	261.4	—
Operating expenses allocated (to)/from:
HIH	—	(22.3)	(64.5)
Other affiliates	—	—	2.4

The Company has agreed with the Jon and Karen Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that it will donate its Salt Lake City office building and its option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. The Company has agreed to complete this donation on the earlier of November 30, 2009 or the date on which it occupies less than 20% of the two main floors of the Salt Lake City office building. Under certain circumstances, after the Company makes this donation it will have the right, but not the obligation, to lease space in the Salt Lake City office building from the foundation.

21. COMMITMENTS AND CONTINGENCIES

Purchase Commitments

The Company has various purchase commitments extending through 2023 for materials and supplies entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchases volumes in the event of a temporary or permanent shutdown of a facility. The contractual purchase price for substantially all of these contracts require minimum payments, even if no volume is purchased. These contracts approximate $157 million in 2005, decreasing to approximately $26 million after 2008. Historically, the Company has not made any minimum payments under its take or pay contracts.

Legal Matters

The Company has settled certain claims relating to discoloration of unplasticized polyvinyl chloride products allegedly caused by its titanium dioxide (“Discoloration Claims”) during and prior to the second quarter of 2004. Substantially all of the titanium dioxide that was the subject of these claims was manufactured prior to the Company’s acquisition of its titanium dioxide business from ICI in 1999. Net of amounts it has received from insurers and pursuant to contracts of indemnity, the Company has paid approximately £8 million ($14.9 million) in costs and settlement amounts for Discoloration Claims as of December 31, 2004.

The following table presents information about the number of Discoloration Claims for the periods indicated. Claims include all claims for which service has been received by the Company, and each such claim represents a plaintiff who is pursuing a claim against the Company.

	Year Ended December 31,
	2004	2003	2002
Claims filed during period	1	1	0
Claims resolved during period	2	2	0
Claims unresolved at end of period	3	4	5

The five Discoloration Claims unresolved at the end of 2002 included three claims that did not quantify monetary damages and two claims asserting aggregate damages of approximately $4.5 million. During the year ended December 31, 2003, the Company settled claims for approximately $77.7 million, all of which was paid by the Company’s insurers or ICI. The four Discoloration Claims unresolved at the end of 2003 included two claims that did not quantify monetary damages and two claims asserting aggregate damages of approximately $4.5 million. During the year ended December 31, 2004, the Company settled claims for approximately $45.3 million, approximately $30.4 million of which was paid by its insurers or ICI and approximately $14.9 million of which was paid by the Company. During 2004, the Company recorded charges of $15.1 million relating to Discoloration Claims. The three Discoloration Claims unresolved on December 31, 2004 asserted aggregate damages of approximately $6.7 million. A liability has been accrued for these Discoloration Claims. In March 2005, one of these Discoloration Claims was amended to assert additional damages of approximately $56 million. Based on the Company’s understanding of the merits of this claim and its rights under contracts of indemnity and insurance, the Company does not believe that the net impact on its financial condition, results of operations or liquidity will be material.

While additional Discoloration Claims may be made in the future, the Company cannot reasonably estimate the amount of loss related to such claims. Although the Company may incur additional costs as a result of future claims (including settlement costs), based on its history with Discoloration Claims to date, the fact that substantially all of the titanium dioxide that has been the subject of these Discoloration Claims was manufactured and sold more than five years ago, and the fact that it has rights under contract to indemnity, including from ICI, the Company does not believe that any unasserted possible Discoloration Claims, if any, will have a material impact on its financial condition, results of operations or liquidity. Based on this conclusion and the Company’s inability to reasonably estimate its expected costs with respect to these unasserted possible claims, the Company has made no accruals in its financial statements as of December 31, 2004 for costs associated with unas-serted possible Discoloration Claims, if any.

Certain insurers have denied coverage with respect to certain Discoloration Claims. The Company brought suit against these insurers to recover the amounts it believes are due to it. The court found in favor of the insurers, and the Company lodged an application for leave to appeal that decision. Leave to appeal was granted in December 2004. The Company expects the appeal to be heard during the third quarter of 2005.

Vantico concluded that certain of the products of its former Electronics division may have infringed patents owned by Taiyo and it entered into a license agreement in October 2001 with Taiyo to obtain the right to use the Taiyo patents. This license agreement required payment of approximately $4.2 million in back royalties and agreement to pay periodic royalties for future use. The Company believes that Ciba Specialty Chemicals Holdings Inc. (“Ciba”) is liable under the indemnity provisions of certain agreements in connection with the leveraged buy out transaction in 2000 involving Ciba and Vantico for certain payments made under the license agreement and related costs and expenses, and the Company initiated an arbitration proceeding against Ciba. In July 2004, the Company entered into a settlement agreement with Ciba with respect to this matter. In general, the settlement agreement provided that Ciba would pay the Company $10.9 million in 2004 and provide it with approximately $11 million of credits over the next five years against payments for certain services provided by Ciba at one of the Company’s Advanced Materials facilities. The Company received additional consideration in the form of modifications to certain agreements between the Company’s Advanced Materials business and Ciba. In August 2004, the Company received payment of the $10.9 million settlement. As of December 31, 2004, the Company has incurred approximately $2.2 million in costs in connection with the arbitration proceedings against Ciba.

The Company is a party to various lawsuits brought by persons alleging personal injuries and/or property damage based upon alleged exposure to toxic air emissions. For example, since June 2003, a number of lawsuits have been filed in state district court in Jefferson County, Texas against several local chemical plants and refineries, including the Company’s subsidiary, Huntsman Petrochemical Corporation. Generally, these lawsuits allege that the refineries and chemical plants located in the vicinity of the plaintiffs’ homes discharged chemicals into the air that interfere with use and enjoyment of property and cause health problems and/or property damages. None of these lawsuits includes the amount of damages being sought. Because these cases are still in the initial stages, the Company does not have sufficient information at the present time to estimate the amount or range of reasonably possible loss. The following table presents information about the number of claims asserting damages based upon alleged exposure to toxic air emissions for the periods indicated. Claims include all claims for which service has been received by the Company, and each such claim represents a plaintiff who is pursuing a claim against it.

	Year Ended December 31,
	2004	2003
Claims filed during period	153	721
Claims resolved during period	51	0
Claims unresolved at end of period	823	721

The Company believes that the Company has valid defenses to these claims and, to the extent that it is not able to otherwise reach an appropriate resolution of these claims, the Company intends to defend them vigorously.

In addition, the Company has been named as a “premises defendant” in a number of asbestos exposure cases, typically a claim by a non-employee of exposure to asbestos while at a facility. These cases typically involve multiple plaintiffs bringing actions against multiple defendants, and the complaint does not indicate which plaintiffs are making claims against which defendants, where or how the alleged injuries occurred, or what injuries each plaintiff claims. These facts, which are central to any estimate of probable loss, can be learned only through discovery.

Where the alleged exposure occurred prior to the Company’s ownership or operation of the relevant “premises,” the prior owners and operators generally have contractually agreed to retain liability for, and to indemnify the Company against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, the Company tendered it to the prior owner or operator. None of the complaints in these cases state the amount of damages being sought. The prior owner or operator accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In the Company’s ten-year experience with tendering these cases, the Company has not made any payment with respect to any tendered asbestos cases. The Company believes that the prior owners or operators have the intention and ability to continue to honor their indemnities, although the Company cannot provide assurance that they will continue to do so or that the Company will not be liable for these cases if they do not.

The following table presents for the periods indicated certain information about cases for which service has been received that the Company has tendered to the prior owner or operator, all of which have been accepted.

	Year Ended December 31,
	2004	2003	2002
Tendered during the period	82	91	70
Resolved during the period	65	51	46
Unresolved at end of the period	360	343	303

The Company has never made any payments with respect to these cases. As of December 31, 2004, the Company had an accrued liability of $12.5 million relating to these cases and a corresponding receivable of $12.5 million relating to the Company’s indemnity protection with respect to these cases. The Company cannot assure you that its liability will not exceed its accruals or that its liability associated with these cases would not be material to its financial condition, results of operations or liquidity.

Certain cases in which the Company is a “premises defendant” are not subject to indemnification by prior owners or operators. The following table presents for the periods indicated certain information about these cases. Cases include all cases for which service has been received by the Company.

	Year Ended December 31,
	2004	2003	2002
Filed during period	22	28	15
Resolved during period	39	6	2
Unresolved at end of period	31	48	26

The Company paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of approximately $1.1 million in 2002, approximately $0.25 million in 2003 and approximately $0.9 million in 2004.

As of December 31, 2004, the Company had accrued reserves of $0.9 million relating to three of these 31 cases. The Company cannot assure you that its liability will not exceed its accruals or that its liability associated with these cases would not be material to its financial condition, results of operations or liquidity.

The Company is a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this report, the Company does not believe that the outcome of any of these matters will have a material adverse effect on its financial condition, results of operations or liquidity.

Guarantee

In connection with the formation of a joint venture to construct and operate an MDI production facility in China (the “China JV”) and the procurement of financing for the China JV, the Company has guaranteed the construction loans of the China JV during the construction period. If the China JV were to default on its payments during the construction period, the Company would be required to make payments to the bank and ownership of the constructed assets would revert to the Company. The maximum potential amount of future payments that the Company could be required to make under this guarantee is approximately $80 million. The Company has calculated the fair value of the guarantee in accordance with FIN 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Other,” and has determined the fair value to be insignificant. The MDI production facility is expected to be operational in 2006 and the construction period guarantee to terminate within a year thereafter.

22. FAIR VALUE OF FINANCIAL INSTRUMENTS

	As of December 31,
	2004		2003
(Dollars in Millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Non-qualified employee benefit plan investments	$4.3	$4.3	$2.7	$2.7
Long-term debt Notes receivable from affiliates	—	—	25.3	25.3

Long-Term Debt and Notes Receivable from Affiliates

Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

Other Financial Instruments

The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2004 and 2003. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

23. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

General

The Company is subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, the Company is subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, the Company’s production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt the Company’s operations, or require it to modify its facilities or operations. Accordingly, environmental or regulatory matters may cause the Company to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

The Company is committed to achieving and maintaining compliance with all applicable environmental, health and safety (“EHS”) legal requirements, and the Company has developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to its operations, enhance compliance with applicable legal requirements, ensure the safety of its employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist the Company in its compliance goals while also fostering efficiency and improvement and minimizing overall risk to the Company.

EHS Capital Expenditures

The Company may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2004, 2003 and 2002, the Company’s capital expenditures for EHS matters totaled $55.4 million, $47.8 million and $30.3 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, the Company cannot provide assurance that its recent expenditures will be indicative of future amounts required under EHS laws.

Governmental Enforcement Proceedings

On occasion, the Company receives notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS law. By way of example, the Company is aware of the individual matters set out below, which it believes to be the most significant presently pending matters and unasserted claims. Although the Company may incur costs or penalties in connection with the governmental proceedings discussed below, based on currently available information and its past experience, the Company believes that the ultimate resolution of these matters will not have a material impact on its results of operations, financial position or liquidity.

In May 2003, the State of Texas settled an air enforcement case with the Company relating to its Port Arthur plant. Under the settlement, the Company is required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $375,000 in attorney’s fees to the Texas Attorney General. As of December 31, 2004, the Company has paid $1.8 million toward the penalty and $375,000 for the attorney’s fees. The monitoring projects are underway and on schedule. The Company does not anticipate that this settlement will have a material adverse effect on its results of operations, financial position or liquidity.

In the third quarter of 2004, the Company’s Jefferson County, Texas facilities received notification from the Texas Commission on Environmental Quality (“TCEQ”) of potential air emission violations relating to the operation of cooling towers at two of its plants, alleged nuisance odors, and alleged upset air emissions. The Company has investigated the allegations and responded in writing to TCEQ. TCEQ has proposed a penalty of $9,300 for the alleged nuisance odor violations, $174,219 for the alleged upset violations and $83,250 for the alleged cooling tower violations. Negotiations are anticipated between the Company and TCEQ with respect to the resolution of these alleged violations. The Company does not believe that the final cost to resolve these matters will be material.

The Company’s subsidiary Huntsman Advanced Materials (U.K.) Ltd is tentatively scheduled to appear in Magistrates Court in the U.K. in July 2005 with regard to charges filed following an investigation by the U.K. Health and Safety Executive. The charges arise from alleged failures to follow applicable regulations for the management of asbestos contamination caused by construction activity at the Duxford, U.K. Advanced Materials facility between November 2002 and January 2003. The Company believes that some or all of the alleged violations arise from conduct by a third party contractor occurring before the Company assumed responsibility for the Duxford facility. The Company’s subsidiary has been in discussions with the prosecution in an effort to settle this matter. As a result, the Company’s subsidiary has entered pleas of guilty to two of the five charges, and the prosecution has agreed to drop the remaining three. The Company expects that a monetary fine will be imposed with regard to the two charges on which pleas were entered. Based on penalties imposed in the United Kingdom for similar alleged violations by other companies, the Company does not believe this matter will result in the imposition of costs material to its results of operations, financial position or liquidity.

By letter dated November 29, 2004, the TCEQ notified the Company that it intends to pursue an enforcement action as a result of approximately 25 separate upset emission events occurring at the Company’s Port Arthur facility between August 2003 and September 2004. TCEQ alleges that each upset event is a separate violation of its air emission rules. TCEQ has not yet proposed a penalty associated with these alleged violations. In a similar vein, the TCEQ issued a Notice of Enforcement to the Company on February 16, 2005 for alleged violations at the Company’s Port Neches plants arising out of upset emission events on various dates in 2004. TCEQ has not yet proposed a penalty in this second matter, although the Company anticipates that it will. The Company will seek to negotiate a settlement with TCEQ on all of the alleged violations. The Company does not believe that the resolution of these matters will result in the imposition of costs material to its results of operations, financial position or liquidity.

See “—Legal Proceedings” for a discussion of environmental lawsuits brought by private party plaintiffs.

Remediation Liabilities

The Company has incurred, and it may in the future incur, liability to investigate and clean up waste or contamination at its current or former facilities or facilities operated by third parties at which it may have disposed of waste or other materials. Similarly, the Company may incur costs for the cleanup of wastes that were disposed of prior to the purchase of the Company’s businesses. Under some circumstances, the scope of the Company’s liability may extend to damages to natural resources. Specifically, under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. In addition, under the U.S. Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), and similar state laws, the Company may be required to remediate contamination originating from its properties as a condition to its hazardous waste permit. For example, the Company’s Odessa, Port Arthur, and Port Neches facilities in Texas are the subject of ongoing remediation requirements under RCRA authority. In many cases, the Company’s potential liability arising from historical contamination is based on operations and other events occurring prior to the Company’s ownership of the relevant facility. In these situations, the Company frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. The Company has successfully exercised its rights under these contractual covenants for a number of sites, and where applicable, mitigated its ultimate remediation liability. The Company cannot provide assurance, however, that all of such matters will be subject to indemnity or that its existing indemnities will be sufficient to cover its liabilities for such matters.

Some of the Company’s manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. The Company is aware of soil, groundwater and surface water contamination from past operations at some of its sites, and it may find contamination at other sites in the future. For example, the Company is aware that there is significant contamination, largely related to a landfill and lagoons, at its McIntosh, Alabama plant site. Further, soil and groundwater contamination have been identified at the Company’s plants in Duxford, U.K. and Monthey, Switzerland. Pursuant to certain agreements with respect to these Advanced Materials sites, the Company expects that Ciba will have primary financial responsibility for such matters, although the Company may be required to contribute to the costs of remediation in certain instances, and the Company believes that Ciba has the intention and ability to honor these agreements. Based on available information and the indemnification rights the Company believes are likely to be available, it believes that the costs to investigate and remediate known contamination will not have a material adverse effect on its financial condition, results of operations or cash flows, and therefore the Company has made no accrual for such liabilities as of December 31, 2004. However, if such indemnities are unavailable or do not fully cover the costs of investigation and remediation or the Company is required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on its financial condition, results of operations or cash flows. At the current time, the Company is unable to estimate the full cost, exclusive of indemnification benefits, to remediate known contamination sites.

The Company has been notified by third parties of claims against it or its subsidiaries for cleanup liabilities at approximately 12 former facilities and other third party sites, including but not limited to sites listed under CERCLA. Based on current information and past experience at other CERCLA sites, the Company does not expect any of these third-party claims to result in material liability to it.

One of these sites, the North Maybe Canyon CERCLA site, includes an abandoned phosphorous mine located in a U.S. National Forest in Idaho. The North Maybe Canyon mine may have been operated by one of the Company’s predecessors for approximately two out of the eight years (1964 to 1972) during which it held mining leases in the area. In 2004, the Company received from the Forest Service a notice of potential liability for the mine under CERCLA. According to information from the U.S. government, North Maybe Canyon was actively mined for a total of about 20 years. The current owner, NuWest Industries, Inc., a subsidiary of Agrium, Inc., operated the mine for at least six of those years. Under an administrative order with the Forest Service and other governmental agencies, NuWest is currently undertaking an investigation of the site, with a specific focus on the release of selenium-contaminated surface water into streams in the area. To date, no emergency removal action or other high priority cleanup has been proposed. One of the previous operators of the site, Washington Group International, Inc., has been the subject of bankruptcy proceedings in which the U.S. Department of Justice asserted a claim for investigation and remediation costs at North Maybe Canyon and South Maybe Canyon (which the Company did not own or operate), a similar nearby mine that also is currently under investigation. The government claimed $15.7 million in investigation and remediation costs for South Maybe Canyon and $3 million in investigation costs for North Maybe Canyon. The government stated that cleanup costs at North Maybe Canyon had not yet been estimated. The Company does not currently have sufficient information to estimate actual remediation costs or its actual liability, if any, for investigation and cleanup of the North Maybe Canyon site.

Environmental Reserves

The Company has established financial reserves relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. The Company’s liability estimates are based upon available facts, existing technology and past experience. On a consolidated basis, the Company has accrued approximately $35.1 million, $34.9 million and $18.3 million for environmental liabilities as of December 31, 2004, 2003 and 2002, respectively. Of these amounts, approximately $7.7 million, $8.6 million and $4.8 million are classified as accrued liabilities on the Company’s consolidated balance sheets as of December 31, 2004, 2003 and 2002, respectively, and approximately $27.4 million, $26.3 million and $13.5 million are classified as other noncurrent liabilities on the Company’s consolidated balance sheets as of December 31, 2004, 2003 and 2002, respectively. These accruals include approximately $13.9 million, $6.5 million and $6.9 million, respectively, for environmental remediation liabilities. In certain cases, the Company’s remediation liabilities are payable over periods of up to 30 years. The Company may incur losses for environmental reme-diation in excess of the amounts accrued; however, the Company is not able to estimate the amount or range of such losses.

Regulatory Developments

Under the European Union (“EU”) Integrated Pollution Prevention and Control Directive (“IPPC”), EU member governments are to adopt rules and implement a cross-media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, the Company has submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. The Company expects to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although the Company does not know with certainty what each IPPC permit will require, it believes, based upon its experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to its results of operations, financial position or liquidity.

In October 2003, the European Commission adopted a proposal for a new EU regulatory framework for chemicals. Under this proposed new system called “REACH” (Registration, Evaluation and Authorization of Chemicals), companies that manufacture or import more than one ton of a chemical substance per year would be required to register such manufacture or import in a central database. The REACH initiative, as proposed, would require risk assessment of chemicals, preparations (e.g., soaps and paints) and articles (e.g., consumer products) before those materials could be manufactured or imported into EU countries. Where warranted by a risk assessment, hazardous substances would require authorizations for their use. This regulation could impose risk control strategies that would require capital expenditures by the Company. As proposed, REACH would take effect in three primary stages over the eleven years following the final effective date (assuming final approval). The impacts of REACH on the chemical industry and on the Company are unclear at this time because the parameters of the program are still being actively debated.

MTBE Developments

The use of MTBE is controversial in the U.S. and elsewhere and may be substantially curtailed or eliminated in the future by legislation or regulatory action. The presence of MTBE in some groundwater supplies in California and other states (primarily due to gasoline leaking from underground storage tanks) and in surface water (primarily from recreational watercraft) has led to public concern about MTBE’s potential to contaminate drinking water supplies. Heightened public awareness regarding this issue has resulted in state, federal and foreign initiatives to rescind the federal oxygenate requirements for reformulated gasoline or restrict or prohibit the use of MTBE in particular. For example, California, New York and Connecticut have adopted rules that prohibit the use of MTBE in gasoline sold in those states as of January 1, 2004. Overall, states that have taken some action to prohibit or restrict the use of MTBE in gasoline account for a substantial portion of the “pre-ban” U.S. MTBE market. Thus far, attempts by others to challenge these state bans in federal court under the reformulated gasoline provisions of the federal Clean Air Act have been unsuccessful.

The U.S. Congress has been considering legislation that would eliminate the oxygenated fuels requirements in the Clean Air Act and phase out or curtail MTBE use over a period of several years. To date, no such legislation has become law. If it were to become law it could result in a federal phase-out of the use of MTBE in gasoline in the U.S., but it would not prevent the Company from manufacturing MTBE in its plants. In addition, in March 2000, the EPA announced its intention, through an advanced notice of proposed rulemaking, to phase out the use of MTBE under authority of the federal Toxic Substances Control Act. EPA has not yet acted on this proposal, however. In Europe, the EU issued a final risk assessment report on MTBE in September 2002. No ban of MTBE was recommended, though several risk reduction measures relating to storage and handling of MTBE-containing fuel were recommended.

The Company currently markets approximately 95% of its MTBE to customers located in the U.S. for use as a gasoline additive. Any phase-out or other future regulation of MTBE in other jurisdictions, nationally or internationally, may result in a significant reduction in demand for the Company’s MTBE and in a material loss in revenues or material costs or expenditures. In the event that there should be a complete phase-out of MTBE in the U.S., the Company believes it will be able to export MTBE to Europe, Asia or South America, although this may produce a lower level of cash flow than the sale of MTBE in the U.S. The Company may also elect to use all or a portion of its precursor TBA to produce saleable products other than MTBE. If the Company opts to produce products other than MTBE, necessary modifications to its facilities may require significant capital expenditures and the sale of the other products may produce a materially lower level of cash flow than the sale of MTBE.

In addition to the use limitations described above, a number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater. While it has not been named as a defendant in any litigation concerning the environmental effects of MTBE, the Company cannot provide assurances that it will not be involved in any such litigation or that such litigation will not have a material adverse effect on its results of operations, financial position or liquidity.

24. OTHER OPERATING INCOME

Other operating income consists of the following (dollars in millions):

	Year Ended December 31,
	2004	2003	2002
Foreign exchange (gains) losses	$(118.8)	$(67.8)	$3.2
Bad debts	2.0	11.3	(1.8)
Legal and contract settlements—net	6.6	2.0	—
Other	29.3	(0.5)	(2.4)
Total other operating income	$(80.9)	$(55.0)	$(1.0)

25. OTHER EXPENSE

Other expense consists of the following (dollars in millions):

	Year Ended December 31,
	2004	2003	2002
Loss on early extinguishment of debt	$(25.6)	$—	$(6.7)
Other	(0.2)	—	(0.9)
Total other expense	$(25.8)	$—	$(7.6)

26. OPERATING SEGMENT INFORMATION

The Company derives its revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. The HIH Consolidation Transaction and the AdMat Transaction have caused changes in the Company’s operating segments. Prior to the HIH Consolidation Transaction, the Company reported its operations through three principal operating segments. The Company reports its operations through six segments: Polyurethanes, Advanced Materials, Performance Products, Pigments, Polymers and Base Chemicals.

The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, TPU, polyols, aniline, PO and MTBE
Advanced	Epoxy resin compounds, cross-linkers, matting agents,
Materials	curing agents, epoxy, acrylic and polyurethane-based adhesives and tooling resins and sterolithography tooling resins
Performance	Amines, surfactants, linear alkylbenzene, maleic
Products	anhydride, other performance chemicals, and glycols
Pigments	Titanium dioxide
Polymers	Ethylene (produced at the Odessa, Texas facilities primarily for internal use), polyethylene, polypropylene, expandable polystyrene, styrene and other polymers
Base	Olefins (primarily ethylene and propylene), butadiene,
Chemicals	MTBE, benzene, cyclohexane and paraxylene

Sales between segments are generally recognized at external market prices.

	Year Ended December 31,
	2004	2003(3)	2002
Revenues:
Polyurethanes	$2,818.0	$1,500.1	$—
Advanced Materials	1,162.4	517.8	—
Performance Products	1,927.8	1,507.7	1,028.2
Pigments	1,048.1	678.9	—
Polymers	1,451.8	1,155.5	840.2
Base Chemicals	3,859.0	2,152.7	996.2
Eliminations	(840.7)	(494.1)	(203.6)
Total	$11,426.4	$7,018.6	$2,661.0
Segment EBITDA(1):
Polyurethanes	$364.0	$176.0	$—
Advanced Materials	186.1	38.6	—
Performance Products	91.0	125.6	164.4
Pigments	(30.0)	64.7	—
Polymers	77.6	80.8	74.7
Base Chemicals	276.2	40.7	44.7
Corporate and other(2)	(72.3)	(52.9)	(132.6)
Total	$892.6	$473.5	$151.2
Segment EBITDA(1)	$892.6	$473.5	$151.2
Interest expense, net	(612.6)	(409.1)	(181.9)
Income tax benefit (expense)	29.1	(30.8)	(8.5)
Cumulative effect of accounting change	—	—	169.7
Depreciation and amortization	(536.8)	(353.4)	(152.7)
Net loss	$(227.7)	$(319.8)	$(22.2)
Depreciation and Amortization:
Polyurethanes	$147.8	$96.0	$—
Advanced Materials	53.8	27.3	—
Performance Products	54.3	53.7	68.9
Pigments	83.2	44.2	—
Polymers	59.5	51.4	45.7
Base Chemicals	89.9	60.8	46.7
Corporate and other(2)	48.3	20.0	(8.6)
Total	$536.8	$353.4	$152.7
Capital Expenditures:
Polyurethanes	$45.8	$25.6	$—
Advanced Materials	17.4	5.8	—
Performance Products	43.8	40.6	26.5
Pigments	42.7	42.4	—
Polymers	14.5	25.9	18.3
Base Chemicals	56.7	39.0	15.5
Corporate and other(2)	5.7	11.7	9.9
Total	$226.6	$191.0	$70.2
Total Assets:
Polyurethanes	$4,056.0	$3,733.9
Advanced Materials	938.9	900.7
Performance Products	1,138.1	1,085.6
Pigments	1,514.5	1,554.5
Polymers	878.7	776.2
Base Chemicals	2,009.7	1,676.0
Corporate and other(2)	4,066.0	3,597.2
Eliminations	(5,165.4)	(4,586.7)
Total	$9,436.5	$8,737.4

(1) Segment EBITDA is defined as net income (loss) before interest, income tax and depreciation and amortization.

(2) EBITDA from corporate and other items includes unallocated corporate overhead, loss on sale of accounts receivable, foreign exchange gains or losses and other non-operating income (expense).

(3) Prior to May 2003, the Company accounted for its investment in HIH on the equity method of accounting due to the significant participating rights formerly granted to ICI pursuant to the HIH limited liability company agreement. As a consequence of the Company’s 100% direct and indirect ownership of HIH and the resulting termination of ICI’s participation rights, the Company is considered to have a controlling financial interest in HIH. Accordingly, HIH is no longer accounted for by the Company under the equity method of accounting, and effective May 1, 2003 HIH is consolidated with the results of the Company. On June 30, 2003, affiliates of the Company completed the AdMat Transaction. AdMat has been included in the consolidated financial statements of the Company as of June 30, 2003. These changes have resulted in changes in the Company’s operating segments. Previously, the Company reported its operations through three principal operating segments: Performance Products, Polymers and Base Chemicals.

	December 31,
	2004	2003	2002
By Geographic Area
Revenues:
United States	$6,385.1	$4,327.9	$2,491.5
United Kingdom	2,718.5	1,296.7	8.1
Netherlands	1,274.6	709.7	—
Other nations	2,004.5	866.9	161.4
Eliminations	(956.3)	(182.6)	—
Total	$11,426.4	$7,018.6	$2,661.0
Long-lived assets(1):
United States	$2,392.8	$2,280.8
United Kingdom	1,121.8	1,164.8
Netherlands	402.6	583.8
Other nations	1,233.7	1,049.9
Total	$5,150.9	$5,079.3

(1) Long lived assets are made up of property, plant and equipment.

27. DISCONTINUED OPERATIONS

During the second quarter of 2005, the Company concluded negotiations with BASF to sell its toluene di-isocyanate (“TDI”) business to BASF effective July 6, 2005. The sale involves the transfer to BASF of the Company’s TDI customer list and sales contracts. The Company further concluded to discontinue the use of its remaining TDI assets, including its Geismar, Louisiana TDI manufacturing equipment. TDI has been accounted for as a discontinued operation under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Accordingly, the following results of TDI have been presented as discontinued operations in the accompanying consolidated statement of operations (dollars in millions):

	Year Ended December 31,
	2004	2003
Revenues	$59.4	$62.3
Costs and expenses	(67.2)	(64.9)
Operating loss	(7.8)	(2.6)
Equity in income of investment in unconsolidated affiliates	—	—
Income tax expense	—	—
(Loss) income from discontinued operations, net of tax	$(7.8)	$(2.6)

HUNTSMAN CORPORATION (PARENT ONLY)

Schedule I—Condensed Financial Information of Registrant

Huntsman Corporation (Parent Only)

Balance Sheets

(Dollars in Millions)

	December 31,
	2004	2003
ASSETS
Investments in unconsolidated affiliates	$(382.0)	$(187.7)

Total Assets	$(382.0)	$(187.7)

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred members’ interest	$195.7	$194.4
Common members’ interest	—	—
Additional paid-in capital	712.5	800.2
Accumulated other comprehensive income	181.0	61.2
Accumulated deficit from unconsolidated affiliates	(1,471.2)	(1,243.5)

Total stockholders’ deficit	$(382.0)	$(187.7)

This statement should be read in conjunction with the notes to the consolidated financial statements included in this report.

HUNTSMAN CORPORATION (Parent Only)

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Dollars in Millions)

	Year ended December 31,
	2004	2003	2002
Equity in losses of investments in unconsolidated affiliates	$(227.7)	$(319.8)	$(22.2)

Net loss	(227.7)	(319.8)	(22.2)
Preferred members’ interest dividend	(87.7)	(74.3)	(17.8)

Net loss available to common stockholders	$(315.4)	$(394.1)	$(40.0)

Net loss	$(227.7)	$(319.8)	$(22.2)
Other comprehensive income from unconsolidated affiliates	70.5	241.6	10.2

Comprehensive loss	$(157.2)	$(78.2)	$(12.0)

This statement should be read in conjunction with the notes to the consolidated financial statements included in this report.

HUNTSMAN CORPORATION (Parent Only)

STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year ended December 31,
	2004	2003	2002
Net loss	$(227.7)	$(319.8)	$(22.2)
Equity in losses of investments in unconsolidated affiliates	227.7	319.8	22.2

Cash provided by operating activities	—	—	—
Cash provided by investing activities	—	—	—
Cash provided by financing activities	—	—	—

Increase in cash
Cash at beginning of period	—	—	—

Cash at end of period	$—	$—	$—

Huntsman Corporation did not receive any dividends from its subsidiaries during 2004, 2003 or 2002.

This statement should be read in conjunction with the notes to the consolidated financial statements included in this report.

HUNTSMAN CORPORATION AND SUBSIDIARIES

Schedule II—Valuation and Qualifying Accounts

(Dollars in Millions)

Column A	Column B	Column C			Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to cost and Expenses	Charged to other accounts		Deductions	Balance at End of Period
Allowance for Doubtful Accounts
Year Ended December 31, 2004	$26.5	$2.0	$—		$(2.7)	$25.8
Year Ended December 31, 2003	7.5	11.3	20.2	(1)	12.5	26.5
Year Ended December 31, 2002	5.8	(1.8)	2.0	(2)	1.5	7.5

(1)                                  Represents specific reserves provided for receivables as a result of the consolidation of HIH and the AdMat Transaction in 2003.

(2)                                  Represents specific reserves provided for receivables as a result of the consolidation of HCPH Holdings Pty Ltd in 2002.